                                EXPLANATORY NOTE

This Amendment No. 3 is filed pursuant to Rule S-T 103 to replace the Amendment No. 3 to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 31, 2001 which contained unreadable tabular data due to electronic transmission errors beyond our control. This Amendment No. 3 contains exactly the same information as filed on July 31, 2001, properly formatted.

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2001


                                                      REGISTRATION NO. 333-63690
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                TALX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             MISSOURI                      1850 BORMAN COURT
 43-0988805
 (STATE OR OTHER JURISDICTION OF       ST. LOUIS, MISSOURI 63146
(I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)             (314) 214-7000
IDENTIFICATION NO.)
                                   (ADDRESS, INCLUDING ZIP CODE, AND
                                    TELEPHONE NUMBER, INCLUDING AREA
                                    CODE, OF REGISTRANT'S PRINCIPAL
                                           EXECUTIVE OFFICES)

                              WILLIAM W. CANFIELD
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                TALX CORPORATION
                               1850 BORMAN COURT
                           ST. LOUIS, MISSOURI 63146
                                 (314) 214-7000
                              FAX: (314) 214-7588
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                        COPIES OF ALL CORRESPONDENCE TO:

           WALTER L. METCALFE, JR., ESQ.                        JOHN R.
UTZSCHNEIDER, ESQ.
               R. RANDALL WANG, ESQ.                                 BINGHAM
DANA LLP
                  BRYAN CAVE LLP                                    150 FEDERAL
STREET
          211 NORTH BROADWAY, SUITE 3600                        BOSTON,
MASSACHUSETTS 02110
          ST. LOUIS, MISSOURI 63102-2750                              (617)
951-8000
                  (314) 259-2000                                    FAX: (617)
951-8736
                FAX: (314) 259-2020

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 31, 2001


THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                2,700,000 SHARES


                                  [TALX LOGO]

                                  COMMON STOCK

                               $       PER SHARE

--------------------------------------------------------------------------------


TALX Corporation is offering 2,500,000 shares of common stock and the selling shareholder identified in this prospectus is offering 200,000 shares of common stock.



Our shares are listed on the Nasdaq National Market under the symbol "TALX." On July 30, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $32.90 per share.


INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                            PER SHARE      TOTAL
                                            ---------   -----------
Price to the public.......................   $          $
Underwriting discount.....................
Proceeds to TALX..........................
Proceeds to the selling shareholders......


We and the selling shareholder have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 375,000 additional shares from us and a maximum of 30,000 additional shares from the selling shareholder within 30 days following the date of this prospectus to cover over-allotments.


--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CIBC WORLD MARKETS                                  ADAMS, HARKNESS & HILL, INC.

ROBERT W. BAIRD & CO.
                      A.G. EDWARDS & SONS, INC.
                                         STIFEL, NICOLAUS & COMPANY
                                                      INCORPORATED
               The date of this prospectus is             , 2001.

                      TALX APPLICATION SERVICES BUSINESSES



--------------------------------------------------------------------------------
--------------------------

                             HUMAN RESOURCES

                              AND BENEFITS

                               APPLICATION
                                                   THE WORK NUMBER SERVICES
                                SERVICES

-------------------------------------------------------------------------------
-------------------------
                             THE WORK NUMBER
ELECTRONIC PAYROLL
                         EMPLOYMENT VERIFICATION          W-2 EXPRESS
     SERVICES                    ECHOICE
                        -------------------------  -------------------------
-------------------------  -------------------------
WHAT IS IT?             - National database of     - Suite of W-2 services    -
Suite of electronic      - Advanced benefits
                          employee payroll           including initial
payroll self service       enrollment service
                          records used for           printing and
applications including     supporting annual and
                          automated employment       distribution, W-2
paystub review and         on-going enrollments
                          and income                 correction and reissue
direct deposit
                          verifications for
maintenance              - Introduced custom
                          authorized users         - Introduced in 2000
                          solutions in 1994
                          (verifiers)                                         -
Introduced in 2001

                        - e-Choice released
                        - Introduced in 1995
                          in 2000

--------------------------------------------------------------------------------
--------------------------------------------------

HOW DOES IT WORK?       - Employers transmit       - Employers transmit       -
Employers transmit       - Employers provide
                          payroll data directly      W-2 file to TALX
paystub and direct         demographic and
                          to TALX each pay         - W-2 statements are
deposit data to TALX       health plan
                          period                     printed and              -
Employees review           information to TALX
                        - Organizations seeking      distributed to
paystubs and update      - Employees enroll via
                          verification of an         employees
direct deposit             Internet or phone
                          applicant's              - Employees request W-2
information online or    - Enrollment documents
                          employment access the      correction via Internet
over the phone             and confirmations are
                          data-base via Internet     or phone
                          provided as part of
                          or phone                 - Employees request W-2
                          the service
                        - Employees control          reissue via Internet or
                          release of income          phone
                          information

--------------------------------------------------------------------------------
--------------------------------------------------

WHO CAN USE IT?         - Fortune 500 companies    - Existing clients of      -
Existing clients of      - Fortune 500 companies
                        - Other large employers      The Work Number
The Work Number          - Other large employers
                          and government agencies  - Other large employers    -
Other large employers
                        Verifiers include:
                        - Mortgage lenders
                        - Pre-employment
                          screening companies
                        - Tenant screening
                          companies
                        - Social service agencies

--------------------------------------------------------------------------------
--------------------------------------------------

WHAT ARE THE            - Reduces costs and        - Relieves complex W-2     -
Increases direct         - Eliminates paper-based
BENEFITS TO AN            resources otherwise        generation and
deposit participation      forms
EMPLOYER?                 spent responding to        distribution processing  -
Eliminates               - Reduces the likelihood
                          verification inquiries   - Automates process for
paper-based processes      of errors
                        - Eases the administrative   collecting correction
and manual keying        - Manages complex
                          burden of human            requests
errors                     enrollment process
                          resources and payroll    - Eliminates need to       -
Reduces calls to         - Reduces administrative
                          staff                      use staff or
payroll department         costs
                        - Lowers the risk of         temporary help to        -
Reduces administrative
                          liability resulting from   reissue statements
costs
                          providing erroneous or   - Reduces administrative
                          unauthorized information   costs
                          to third parties

--------------------------------------------------------------------------------
--------------------------------------------------

WHAT ARE THE            - Provides control over    - Enhances privacy         -
Provides online access   - Conveniently
BENEFITS TO AN            third-party access to    - Delivers instant
to current and             accessible at home or
EMPLOYEE?                 personal compensation      duplicate W-2
historical payroll         office
                          information                statement via Internet,
information              - Reduces time spent to
                        - Provides information       fax, or mail             -
Eliminates the burden      enroll in benefit
                          without requiring the
of filing,                 plans
                          cooperation or knowledge
retrieving and mailing   - Provides instant
                          of co-workers
paystubs                   feedback on elections
                        - Expedites the                                       -
Provides online
                          verification process, so
access to change direct
                          that transactions may
deposit information
                          occur more quickly

--------------------------------------------------------------------------------
--------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    4
Risk Factors................................................    6
Forward-Looking Statements..................................   15
Recent Developments.........................................   16
Common Stock Market Data....................................   17
Use of Proceeds.............................................   17
Dividend Policy.............................................   18
Capitalization..............................................   19
Selected Consolidated Financial Data........................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   22
Business....................................................   30
Management..................................................   41
Principal and Selling Shareholders..........................   42
Shares Eligible for Future Sale.............................   43
Underwriting................................................   44
Legal Matters...............................................   46
Experts.....................................................   46
Where You Can Find More Information.........................   47
Index To Consolidated Financial Statements..................  F-1

                            ------------------------

As used in this prospectus, the terms "TALX," "we," "our," and "us" and other similar terms refer to TALX Corporation, unless we specify otherwise. Unless we indicate otherwise, the information in this prospectus assumes no exercise of the underwriters' over-allotment option or any other option or warrant.

TALX(R) is our registered trademark, and The Work Number For Everyone(R) and The Work Number(R) are our registered service marks. TALXWare is our trademark and eChoice and W-2 eXpress are our service marks. All other trade names, trademarks and product names in this prospectus are the property of their respective owners.

We are incorporated under the laws of the state of Missouri. Our executive offices are located at 1850 Borman Court, St. Louis, Missouri 63146 and our telephone number is (314) 214-7000.

All share and per share information in this prospectus reflects our October 2000 ten percent stock dividend and our January 2001 three-for-two stock split.

The underwriters are offering the shares subject to various conditions and may request all or part of any order. The shares should be ready for delivery on or
about           , 2001, against payment in immediately available funds.

                               PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully, including "Risk Factors" beginning on page 6.

                                   ABOUT TALX

We are the leading provider of automated employment and income verification services and a leader in providing outsourced employee self-service applications. We use interactive web and interactive voice response software and other technologies to enable an organization's employees, managers and other authorized users to access, input and update payroll, benefits and other employment-related information. Our services and software are designed to enhance service levels, improve productivity and reduce costs by automating historically labor-intensive, paper-based processes and enabling users to perform self-service transactions. Our clients are typically large organizations, including approximately 150 of the Fortune 500 and many government agencies. We deliver our products and services through the following three product suites:

The Work Number Services. The Work Number provides mortgage lenders, property managers, pre-employment screening companies and other verifiers with automated access to employment and income information from multiple organizations. As of March 31, 2001, our database contained over 43 million employment records of current and former employees from over 550 employers. Building on our experience with The Work Number, we recently introduced W-2 eXpress and electronic payroll services, which are self-service applications that permit employees to review pay statement data, request duplicate W-2 forms and modify direct deposit account information using the Internet or telephone.

Human Resources and Benefits Application Services. Our applications enable our clients to reduce the administrative burden and expense associated with enrolling employees and managing ongoing participation in employee benefits programs. eChoice and our other application services allow employees to enroll in medical, dental and other health and welfare benefits programs and make changes to their personal information and benefits elections using the Internet or a toll-free telephone number.

Customer Premises Systems. Prior to marketing our application services, we developed and licensed customized employee self-service software installed at client sites. We have de-emphasized this business in favor of what we believe are higher growth opportunities in our application services businesses; however, we continue to provide maintenance and technical support services as well as system enhancements for our existing client base.

On July 2, 2001, we acquired Ti3, Inc., an application service provider primarily for the staffing industry utilizing interactive voice response and Internet technologies. We believe the technologies utilized and services provided by Ti3 are complementary to our services, and we intend to continue to explore opportunities to expand our application services offerings. During the year ended March 31, 2001, Ti3 generated revenues of $3.6 million and pre-tax earnings of $172,000.

Our objective is to strengthen our position as the leading provider of automated employment and income verification services and as a leading provider of outsourced human resources, benefits and payroll employee self-service applications. Our strategies to achieve these objectives include:

   --  expanding The Work Number database;

   --  cross-selling new products and services to existing clients;

   --  expanding our eChoice client base;

   --  pursuing strategic acquisitions; and

   --  continuing to manage our existing software business.

                                  THE OFFERING

Common stock offered by us......................   2,500,000 shares

Common stock offered by the selling
shareholder.....................................     200,000 shares


Common stock to be outstanding after the
offering........................................  12,318,263 shares

Use of proceeds.................................  For general corporate purposes, which may include
                                                  potential acquisitions.
Nasdaq National Market symbol...................  TALX


The number of shares outstanding immediately after the offering is based on the number of shares outstanding as of July 6, 2001, and excludes 3,172,556 shares subject to stock options and warrants outstanding as of July 6, 2001 or reserved for issuance under our stock option and employee stock purchase plans. The selling shareholder is our Chief Executive Officer.


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (In thousands, except share and per share data)


We derived the data presented below for, and as of the end of, each of the years in the three-year period ended March 31, 2001 from our audited consolidated financial statements. The unaudited pro forma combined statement of operations data for the year ended March 31, 2001 gives effect to the Ti3 merger as if it occurred on April 1, 2000. The unaudited pro forma combined balance sheet data as of March 31, 2001 gives effect to the merger as if it occurred on March 31, 2001. The unaudited pro forma as adjusted balance sheet data also gives effect to our sale of 2,500,000 shares of common stock in this offering at the assumed offering price of $32.90 per share and the application of the net proceeds from the sale of shares, after deducting the underwriting discount and estimated offering expenses.


                                                                YEARS ENDED
MARCH 31,

-------------------------------------------------

        PRO FORMA
                                                     1999         2000
2001         2001
                                                  ----------   ----------
----------   ----------
STATEMENT OF OPERATIONS DATA:
Revenues........................................  $   30,103   $   36,032   $
41,087   $   44,695
Gross margin....................................      14,321       17,844
20,887       22,329
Operating income................................         633        4,547
6,736        6,929
Earnings from continuing operations.............         402        2,767
4,308   $    4,410(1)

        ==========
Discontinued operations, net....................          --          117
   37
Net earnings....................................  $      402   $    2,884   $
4,345
                                                  ==========   ==========
==========
Net earnings per common share:
  Basic.........................................  $     0.05   $     0.31   $
 0.47   $     0.46
                                                  ==========   ==========
==========   ==========
  Diluted.......................................  $     0.04   $     0.31   $
 0.45   $     0.44
                                                  ==========   ==========
==========   ==========
Weighted average number of common shares outstanding:
  Basic.........................................   8,912,219    9,173,954
9,323,571    9,665,425(2)
  Diluted.......................................   9,107,067    9,335,059
9,570,156    9,912,010(2)


                                                                       MARCH 31,
2001

-----------------------------------

     PRO FORMA
                                                             ACTUAL     PRO
FORMA    AS ADJUSTED
                                                             -------
---------    -----------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments..........  $ 9,725     $10,477
     $ 87,371
Working capital............................................   16,387      17,226
       94,120
Total assets...............................................   33,995      46,167
      123,061
Total debt.................................................       --          --
           --
Shareholders' equity.......................................   26,145      37,895
      114,789


---------------------------

(1) The Financial Accounting Standards Board has adopted Statement No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). This statement changes the accounting for goodwill from an amortization method to an impairment-only approach. In accordance with the transition rules under SFAS 142, we will adopt this statement as of April 1, 2001 with respect to the Ti3 merger. Accordingly, no amortization of goodwill is reflected in the pro forma financial statements.

(2) In calculating shares used in computation of earnings per share, we have excluded any additional shares that may be issued based upon the performance of Ti3 in the twelve months following the acquisition or utilization of Ti3 tax-loss carry-forwards during such period as described in "Recent Developments" on page 16.

                                  RISK FACTORS

You should carefully consider the following factors and other information in this prospectus before deciding to invest in the shares.

RISKS RELATED TO OUR BUSINESS

OUR FUTURE GROWTH IS SUBSTANTIALLY DEPENDENT ON OUR ABILITY TO INCREASE THE SIZE AND RANGE OF APPLICATIONS FOR THE WORK NUMBER DATABASE.

In order to successfully grow our business, we will have to make The Work Number and related application services increasingly attractive to a greater number of large organizations, their employees and third-party information verifiers. To achieve this goal, we believe that we will need to increase the number of employee records contained in The Work Number database, the amount and type of information contained in those records and the number of applications that make use of those records. Our strategy for increasing the size of The Work Number database is based in part on strategic alliances with several providers of human resources outsourcing services. Our success will depend on the interest and commitment of these providers, which is entirely at their discretion. Some of these companies compete with us in certain applications. If we are unable to attract and retain a sufficient number of employer clients, if we cannot persuade them to include a greater amount of information in the employee records they provide us, or if we fail to develop additional applications to use this information, we may not achieve our growth objectives.

OUR FUTURE GROWTH ALSO DEPENDS ON OUR ABILITY TO SUCCESSFULLY DEVELOP AND MARKET CURRENT AND FUTURE HUMAN RESOURCES AND BENEFITS APPLICATION SERVICES.

The market for human resources and benefits application services is still evolving. Our success will depend upon our ability to develop applications that provide attractive outsourcing opportunities and to successfully market these products to large employers. There are numerous other companies, including traditional consulting firms and other application service providers, that provide outsourcing services in these areas. Prior to contracting for services, employers typically consider several types of human resources and benefits services, as well as whether to outsource at all.

Additionally, general and company-specific economic conditions, internal policy-making procedures and other factors can delay and add uncertainty to the process of marketing to potential clients. If we are unable to develop and sell human resources and benefits application services on an ongoing basis, our revenues and results of operations may suffer.

OUR REVENUES FROM THE WORK NUMBER MAY FLUCTUATE IN RESPONSE TO CHANGES IN THE LEVEL OF RESIDENTIAL MORTGAGE ACTIVITY AND INTEREST RATES.

A significant portion of our revenues from The Work Number depends on residential mortgage activity and interest rates. We charge a fee for each request from mortgage lenders to verify employment and income information. Therefore, a decrease in residential real estate mortgage activity would reduce our transaction-based fees. If residential mortgage activity declines, whether due to increases in mortgage interest rates or otherwise, our revenues and profitability would be harmed.

THE MARKET FOR THE WORK NUMBER DEPENDS IN PART ON THE REQUIREMENTS ESTABLISHED BY PURCHASERS IN THE SECONDARY MORTGAGE MARKET, AND OUR REVENUES AND PROFITABILITY WOULD BE SIGNIFICANTLY HARMED IF THESE REQUIREMENTS WERE RELAXED OR ELIMINATED.

We believe that residential mortgage lenders are among the most active users of The Work Number. They utilize our services to verify employment, income and related information. The demand for this verification is driven in part by the requirements of the Federal National Mortgage Association, which is also known as Fannie Mae, and the Federal Home Loan Mortgage Corporation, which is also known as Freddie Mac, leading purchasers of residential mortgages in the United States. These agencies currently require specific information, including independent verification of employment and income data for the past two calendar years and a current payroll period, in connection with mortgages that they purchase. Accordingly, most lenders seek this information from mortgage applicants. If Fannie Mae or Freddie Mac were to require fewer years of employment and income data or eliminate the requirement for independent verification, our revenues and profitability would be significantly harmed.

IF WE ARE UNABLE TO MAINTAIN THE ACCURACY AND CONFIDENTIALITY OF EMPLOYEE INFORMATION IN THE WORK NUMBER AND OUR OTHER DATABASES, WE MAY FACE SIGNIFICANT CLAIMS AND OUR REPUTATION WOULD BE HARMED.

The Work Number services and our human resources and benefits application services depend on the accuracy of highly confidential employment, income history and other information which employers provide to us and which we convert for use in The Work Number and our other services. Although we have a number of protective measures in place, any inaccuracies in such information--whether in the recording of such information, due to the unauthorized access to information, or otherwise--or our inability to keep such information confidential, may give rise to claims against us and adversely affect market acceptance of The Work Number and our other services. Our financial condition, results of operations and reputation may be significantly harmed if any asserted claims were ultimately decided against us.

IF THE FAIR CREDIT REPORTING ACT APPLIES TO THE WORK NUMBER SERVICES, OUR BUSINESS AND REVENUES WILL BE HARMED.

The Fair Credit Reporting Act, which we refer to as the FCRA, may apply to The Work Number services, which would have an adverse impact on us. The FCRA applies to "consumer reporting agencies" that engage in the practice of "assembling or evaluating" consumer credit information. We believe The Work Number services do not cause us to be a consumer reporting agency and that the FCRA does not apply to The Work Number services. Unlike consumer reporting agencies, we receive all of the information in The Work Number database regarding an employee from one source--the employer--and we do not evaluate an employee's creditworthiness. Further, when contracting for The Work Number services, employers name us as their agent. The FCRA exempts from its reach communications of a party solely related to experiences of the consumer and the person making the report, such as an employer's report on its experience with its employee. We believe that as an agent of employers, we are not a consumer reporting agency.

While we believe no controlling legal precedent exists, the Federal Trade Commission, which enforces the FCRA, or consumers could take the position that the FCRA does apply to us and seek to require us to comply with the FCRA and seek penalties and damages. Among other provisions, the FCRA requires that a consumer reporting agency determine that there be a "permissible purpose" before disclosing a consumer report and furnish certain notices and information in writing to consumers as consumer reports are used. If required, we would have difficulty complying with these procedures; The Work Number services are designed to operate via interactive voice response and the Internet, instead of paper. Further, we might have to eliminate certain types of transactions, resulting in loss of revenue. As a result, it is difficult to estimate the ultimate impact on us in the event the FCRA were deemed to apply to The Work Number services.

NEW PRIVACY LEGISLATION OR INTERPRETATIONS OF EXISTING LAWS COULD RESTRICT OUR BUSINESS.

Personal privacy has become a significant issue in the United States. Some commentators, privacy advocates and government bodies have recommended limitations on, or taken actions to limit, the use of personal information by those collecting this information. For example, Congress has recently enacted the Gramm-Leach-Bliley Act, which contains provisions protecting the privacy of consumer non-public personal information collected by financial institutions. This legislation may limit our ability to disclose data received from financial institutions for The Work Number services. Additionally, new privacy standards relating to patients' medical records were recently released by the Department of Health and Human Services. These privacy standards could limit or impose additional costs in connection with our benefits enrollment and similar services. Many states have also enacted consumer privacy protection laws.

Although we release income information only when authorized by the employee, if new statutes or regulations were adopted that restricted our business, or existing statutes or regulations were deemed to apply to us, we may be required to change our activities and revise or eliminate our services, which could significantly harm our revenues and operations.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE TI3'S OPERATIONS AND PERSONNEL INTO OUR EXISTING BUSINESS.

On July 2, 2001, we acquired Ti3, Inc., an application service provider primarily for the staffing industry utilizing interactive voice response and Internet technologies. We expect that the acquisition will expand and complement our application services business, enhance our revenues and increase market opportunities. Achieving the benefits of the acquisition will depend in part on our ability to integrate their operations and personnel in a timely and efficient manner so as to minimize the risk that the transaction will result in the loss of market opportunity or key employees or the diversion of the attention of management. Additionally, this is our first business acquisition as a public company and we have no experience in managing this type of acquisition.

We cannot be sure that we will successfully integrate Ti3 with our company. In addition, we are not certain that we will realize any of the benefits that we seek to achieve through the acquisition. In fiscal 2001, Ti3 derived approximately 43% of its revenues from one client and approximately 82% of its revenues from four clients. We cannot assure you that we will be able to retain any of those clients or any other clients of Ti3. Further, after acquiring Ti3, we could discover that we have assumed liabilities that we were not expecting. Our inability to overcome any problems that might develop in attempting to integrate Ti3 could significantly harm our revenues and results of operations.

INTERRUPTIONS TO OUR COMPUTER NETWORK OR TELEPHONE OPERATIONS COULD SIGNIFICANTLY HARM OUR REVENUES AND INDUSTRY REPUTATION.

Significant portions of our operations depend on our ability to protect our computer equipment and the information stored in our data processing center against damage from fire, power loss, telecommunications failures, unauthorized intrusion and other events. Our data processing center is located in St. Louis, Missouri, which historically has been vulnerable to natural disasters and other risks, such as floods, earthquakes and tornadoes. We back-up software and related data files regularly and store the back-up files off-site nearby. We cannot assure you that these measures will eliminate the risk of extended interruption of our operations. We also rely on local and long-distance telephone companies to provide dial-up access, Internet and corporate intranet access to our services. We have not established an alternative disaster recovery facility, which would serve to protect us from losses of employee record information due to damage to our data storage facilities. Any damage or failure that interrupts our operations or destroys some or all of our database of employee records could have a material adverse effect on our revenues, profitability and industry reputation.

OUR QUARTERLY AND ANNUAL OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE SIGNIFICANTLY.

Our revenues, margins and operating results have fluctuated in the past, and may continue to fluctuate in the future due to a number of factors.

For The Work Number, these factors include residential mortgage activity and interest rate levels. We expect revenues generated from our new W-2 eXpress service will be particularly affected by seasonality, as revenues relating to the implementation and use of these services will primarily be earned in our fourth fiscal quarter. Similarly, revenues from our benefits enrollment services tend to be greater in the last two quarters of each calendar year, which correspond to our second and third fiscal quarters.

Other factors that can cause our operating results to fluctuate include:

   --  new product introductions or announcements by us or our competitors;

   --  market acceptance of new services;

   --  the hiring and training of additional staff;

   -- the length of the sales cycle and the timing of transactions with clients; and

   --  general economic conditions.

We cannot assure you that we will be able to sustain our level of total revenue or rate of revenue growth on a quarterly or annual basis. It is likely that, in some future quarters, our operating results will fall below our targets and the expectations of stock market analysts and investors. In such event, the price of our common stock could decline significantly.

IF WE ARE UNABLE TO SUCCESSFULLY INTRODUCE NEW APPLICATION SERVICES AND ENHANCED FUNCTIONALITY TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES THAT CHARACTERIZE OUR MARKETS, OUR RESULTS OF OPERATIONS WOULD BE SIGNIFICANTLY HARMED.

The application services industry is characterized by rapidly changing technology and our future success will depend upon our ability to keep pace with technological developments. In particular, the market for self-service applications through the Internet and corporate intranets using browser software is rapidly evolving.

To remain competitive, we must continually change and improve our services and products in response to changes in operating systems, application software, computer and telephony hardware, communications, database and networking systems, programming tools and computer language technology. Additionally, we must also introduce new application services and add functionality to existing services in response to changing market conditions and client demand, particularly as benefit plan designs change and new types of plans are introduced.

The development of new, technologically advanced services and products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technology and market trends.

If we are unable, for technical or other reasons, to develop and market new application services or enhancements to existing services in a timely and cost-effective manner, or if new application services do not achieve market acceptance, we could lose revenues and our competitive position could suffer.

WE DEPEND ON THIRD-PARTY SOFTWARE AND HARDWARE, WHICH EXPOSES US TO DISRUPTION IF THOSE PRODUCTS ARE NO LONGER SUPPORTED OR DEVELOP DEFECTS.

Our services and products involve integration with both operating systems and products developed by others. If any third-party software or hardware, such as Microsoft Windows NT or Oracle database software, becomes unavailable for any reason, fails to integrate with our products or fails to be supported by their respective vendors or to operate properly, we would have to redesign our products. We cannot assure you that we could accomplish any redesign in a cost-effective or timely manner. Further, if third parties release new versions of these systems or products before we develop products compatible with such new releases, demand for our services and products might decline, thereby harming our revenues and profitability.

We believe that if any supplier agreement expires or is canceled or otherwise terminated, or if a third-party supplier refuses to sell to us, we could locate any number of different suppliers. However, it would require a significant amount of time to integrate the relevant technology from the new supplier, which would result in a significant delay in our ability to offer the particular enhancement. We could also experience difficulties integrating the new supplier's technology with our products. We cannot assure you we could accomplish any such integration in a cost-effective manner. Significant delays in the offering of service or product enhancements due to integration of technology from new suppliers could significantly harm our revenues and profitability.

BECAUSE OF INTENSE COMPETITION FOR TECHNICAL PERSONNEL, WE MAY NOT BE ABLE TO RECRUIT OR RETAIN NECESSARY PERSONNEL ON A COST-EFFECTIVE BASIS.

Our success depends in large part upon our ability to identify, hire, retain and motivate highly-skilled employees. Competition for highly-skilled employees in our industry is intense, particularly in our geographic area. In addition, employees may leave our company and subsequently compete against us. Our failure to attract and retain these qualified employees could significantly harm our ability to develop new products and maintain customer relationships.

Moreover, companies in our industry whose employees accept positions with competitors frequently claim that those competitors have engaged in unfair hiring practices. We may be subject to such claims as we seek to retain or hire qualified personnel, some of whom may currently be working for our competitors. Some of these claims may result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits. Such claims could also discourage potential employees who currently work for our competitors from joining us.

OUR SERVICES AND PRODUCTS MAY CONTAIN DEFECTS OR LACK ADEQUATE SECURITY WHICH MAY CAUSE US TO INCUR SIGNIFICANT COSTS, DIVERT OUR ATTENTION FROM PRODUCT DEVELOPMENT EFFORTS AND RESULT IN A LOSS OF CUSTOMERS.

As a result of their complexity, application services and hardware and software products may contain undetected errors or failures when first introduced or as new versions are released. We cannot assure you that, despite testing by us and our clients, errors will not occur in services and systems after implementation. The occurrence of such errors could result in loss or delay in market acceptance of our services or products, which could significantly harm our revenues and our reputation.

Internet or other users could access without authorization or otherwise disrupt our Internet and corporate intranet applications. Such unauthorized access and other disruptions could jeopardize the security of information stored in and transmitted through the computer systems of our clients, which could result in significant liability to us, could cause the loss of existing clients and could discourage potential new clients.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY MAY SIGNIFICANTLY HARM OUR RESULTS OF OPERATIONS AND REPUTATION.

Our success and ability to compete is dependent in part on our ability to protect and maintain our proprietary rights to our intellectual property. We currently rely on a combination of trade secret, trademark and copyright laws to establish and protect our intellectual property. To date, we have relied primarily on trade secret laws to protect our proprietary processes and know-how.

We generally enter into confidentiality agreements with our officers, employees and consultants. We also generally limit access to and distribution of our source code and the disclosure and use of our other proprietary information. However, these measures provide only limited protection of our intellectual property rights. In addition, we may not have signed agreements containing adequate protective provisions in every case, and the contractual provisions that are in place may not provide us with adequate protection in all circumstances. Further, we have not included copyright notices on all of our copyrightable intellectual property. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of one or more competitive advantages and decreased revenues.

Despite our efforts to protect our proprietary rights, existing trade secret, copyright, patent and trademark laws afford us only limited protection. Others may attempt to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to prevent misappropriation of our technologies or to deter others from developing similar technologies. Further, monitoring the unauthorized use of our products and other proprietary rights is difficult. Litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resources and could significantly harm our results of operations and reputation.

CLAIMS THAT WE INFRINGE THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS COULD RESULT IN SIGNIFICANT EXPENSES OR RESTRICTIONS ON OUR ABILITY TO SELL OUR PRODUCTS.

Other parties have asserted in the past, and may assert in the future, patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. For example, we recently entered into a license to use various interactive voice response and computer telephony integration technologies that required us to make an initial payment and pay future royalties. Further, we have not conducted a search to determine whether the technology we have in our product infringes or misappropriates intellectual property held by other third parties. We cannot provide assurance that others will not claim that we are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights.

Any claims asserting that our products infringe or may infringe proprietary rights of third parties, if determined adversely to us, could significantly harm our results of operations. Any claims, with or without merit, could:

   --  be time-consuming;

   --  result in costly litigation;

   --  divert the efforts of our technical and management personnel;

   -- require us to develop alternative technology, thereby resulting in delays and the loss or deferral of revenues;

   -- require us to cease marketing application services containing the infringing intellectual property;

   --  require us to pay substantial damage awards;

   --  damage our reputation; or

   -- require us to enter into royalty or licensing agreements which may not be available on acceptable terms, if at all.

In the event a claim against us were successful and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign our products to avoid infringement, our revenues, results of operations and competitive position would be harmed.

WE FACE COMPETITION FROM A BROAD RANGE OF COMPANIES, INCLUDING LARGE AND WELL-ESTABLISHED FIRMS.

The markets for our services and products are rapidly evolving, extremely competitive and subject to rapid technological change.

We consider the primary competitors to The Work Number to be The Frick Company, Jon-Jay

Associates and The Sheakley Group of Companies, which are employee benefits cost management service providers offering employment and income verification services. Additionally, we are aware of a number of employers who have established similar systems for their internal use and believe additional competitors may emerge. Our human resources and benefits application services business competes with benefits consulting firms, including Towers Perrin LLP and Watson Wyatt & Company, which provide comprehensive packages including benefit plan design, administration and consulting services and automated enrollment services. We also compete with providers of employee self-service applications, including Workscape, Inc., Automatic Data Processing, Inc., PeopleSoft, Inc. and ProAct Technologies Corp.

Many of these companies and other potential competitors have greater name recognition, larger installed client bases and significantly greater financial, technical, marketing and other resources than us. Any such competitor could use those resources to compete effectively against us.

Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which could significantly harm our results of operations. Additionally, we may be required to increase spending in response to competition in order to pursue new market opportunities or to invest in research and development efforts, and, as a result, our operating results in the future may be adversely affected. We cannot assure you that we will be able to compete successfully against current and future competitors or that competitive pressures we face will not significantly harm our results of operations.

RISKS RELATED TO THIS OFFERING

OUR MANAGEMENT WILL HAVE BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING AND MAY NOT OBTAIN A SIGNIFICANT RETURN ON THE USE OF THESE PROCEEDS.

We have not determined any specific purpose for the net proceeds of this offering. Our management will have broad discretion in determining how to spend the net proceeds from this offering and may spend the proceeds in a manner that our shareholders may not deem desirable. We cannot assure you that the use of the net proceeds of this offering will yield favorable returns or results.

ANY ACQUISITION THAT WE MAY UNDERTAKE COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE SHAREHOLDER VALUE AND SIGNIFICANTLY HARM OUR RESULTS OF OPERATIONS.

We expect to review opportunities to acquire other businesses that would complement our current products and services, expand the breadth of our markets, enhance our technical capabilities or otherwise offer growth opportunities. While we have no current agreements or material negotiations underway, we may acquire businesses in the future. If we make any acquisitions, we could issue stock that would dilute existing shareholders' percentage ownership, incur substantial debt or assume contingent liabilities. We have only limited experience in acquiring other businesses and believe potential acquisitions could involve the following risks:

   --  problems assimilating the acquired operations, technologies and products;

   --  unanticipated costs associated with the acquisition;

   --  diversion of management's attention from our core business;

   -- adverse effects on existing business relationships with suppliers, contract manufacturers and customers;

   -- risks associated with entering markets in which we have no or limited prior experience; and

   --  potential loss of the acquired organization's or our own key employees.

We cannot assure you that we would be successful in overcoming problems in connection with such acquisitions, and our inability to do so could significantly harm our revenues and results of operations.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS AND MISSOURI LAW MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, DESPITE THE POSSIBLE BENEFITS TO OUR SHAREHOLDERS.

A number of provisions of our articles of incorporation and bylaws and Missouri law could make it difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. These provisions:

   --  provide for a classified board of directors;

   -- limit the right of shareholders to remove directors or change the size of the board of directors;

   -- limit the right of shareholders to fill vacancies on the board of directors;

   -- limit the right of shareholders to act by written consent and to call a special meeting of shareholders or propose other actions;

   -- provide that the bylaws may be amended only by the majority vote of the board of directors and shareholders will not be able to amend the bylaws without first amending the articles of incorporation;

   -- require a higher percentage of shareholders than would otherwise be required to amend, alter, change or repeal certain provisions of our articles of incorporation and bylaws;

   -- authorize the issuance of preferred stock with any voting rights, dividend rights, conversion privileges, redemption rights and liquidation rights, and other rights, preferences, privileges, powers, qualifications, limitations or restrictions as may be specified by our board of directors, without shareholder approval; and

   -- restrict specified types of "business combinations" and "control share acquisitions," as well as regulate some tender offers.

These provisions may:

   -- have the effect of delaying, deferring or preventing a change in our control despite possible benefits to our shareholders;

   --  discourage bids at a premium over the market price of our common stock;
       and

   -- harm the market price of our common stock and the voting and other rights of our shareholders.

OUR STOCK PRICE IS HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY.


The market price of our common stock has been highly volatile, ranging from a high of $41.79 per share to a low of $9.05 during the twelve months ended July 30, 2001. The price could continue to be subject to wide fluctuations due to factors including:


   --  actual or anticipated variations in our operating results;

   -- announcements of technological innovations or new services or contracts by us or our competitors;

   --  developments with respect to patents, copyrights or proprietary rights;

   --  changes in financial estimates by securities analysts;

   -- conditions and trends in outsourcing of human resources, benefits and payroll services; and

   --  general economic and market conditions.

The stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies. Often these fluctuations have been unrelated or disproportionate to the operating performances of those companies.

Broad market and industry factors may significantly affect the market price of our common stock, regardless of our actual operating performance. Declines in the market price of our common stock could also harm employee morale and retention, our access to capital and other aspects of our business.

BECAUSE OUR SHARE PRICE IS VOLATILE, WE MAY BE THE TARGET OF SECURITIES LITIGATION, WHICH IS COSTLY AND TIME-CONSUMING TO DEFEND.

In the past, following periods of volatility in the market price of a company's securities, shareholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and a diversion of management attention and resources, which would significantly harm our profitability and reputation. These market fluctuations, as well as general economic, political and market conditions such as recessions or international currency fluctuations, may adversely affect the market price of our common stock.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "project," "predict," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Our forward-looking statements in this prospectus include, but are not limited to, statements relating to:

   --  our business strategy;

   -- the market opportunity for our services and products, including anticipated growth of our industry and expected demand for our services and products;

   --  the anticipated benefits of the Ti3 acquisition;

   -- our estimates regarding our capital requirements and needs for additional financing; and

   -- any of our other plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.

Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in general economic and business conditions and the risks and other factors set forth in "Risk Factors" beginning on page 6.

You should read this prospectus completely and with the understanding that our actual results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

                              RECENT DEVELOPMENTS


QUARTERLY RESULTS



On July 18, 2001, we announced our financial results for the quarter ended June 30, 2001. We reported earnings of $1.1 million, or $0.12 per diluted share (based on weighted average diluted shares outstanding of 9.9 million) for such period, compared with $741,000, or $0.08 per diluted share, for the year-ago period. The 55% growth in earnings and 50% growth in earnings per share were primarily attributable to continued strong performance in The Work Number Services and Human Resources and Benefits Application Services lines of business. Total revenues increased 13% to $10.7 million from $9.5 million during the same quarter in the prior year. The 40% combined revenue gain of The Work Number Services and Human Resources and Benefits Application Services was partially offset by a 38% revenue decrease in the software business. We reported our results and additional information in a Current Report on Form 8-K dated July 18, 2001 which is incorporated herein by reference.



TI3 MERGER


On July 2, 2001, we acquired Ti3, Inc., an application service provider based in Plano, Texas, that provides customized outsourcing solutions primarily for the staffing industry and, more recently, for the home health care industry. Ti3 designs and develops its application services which integrate interactive voice response, Internet and fax technologies. Ti3's primary application service allows employees to enter timecard information and managers to approve time sheets automatically using the telephone or Internet. We believe the services provided by Ti3 are complementary to our services and we intend to cross-sell Ti3's application services to our existing client base.


For the fiscal year ended March 31, 2001, Ti3 generated revenues of $3.6 million and pre-tax earnings of $172,000. Ti3's most significant client, a large staffing company, accounted for approximately 43% of revenues for the year, and Ti3's four largest clients accounted for approximately 82% of revenues.


Pursuant to a merger agreement between us and Ti3 dated as of June 21, 2001, an acquisition subsidiary of ours merged with and into Ti3 effective July 2, 2001. Ti3 remains in existence following the merger as our wholly-owned subsidiary.

At closing, we paid the Ti3 shareholders approximately $50,000 in cash and issued to them 341,854 shares of our common stock, for an aggregate value of $11.8 million, based on recent average trading prices for our common stock. Of the shares issued, 34,187 were placed in a one-year escrow to support indemnification obligations. There were no dissenting shareholders of Ti3.

In addition to the consideration delivered at the closing of the merger, we may make an additional payment to Ti3 shareholders depending upon Ti3's financial performance in the 12 months immediately after the closing. The additional payment, if any, will be equal to the product of (A) 30% of our price-to-earnings ratio at the end of the most recently completed four quarters following the closing, subject to a minimum ratio of 22.5 and a maximum ratio of 45.0, and
(B) the amount by which Ti3's after-tax earnings for the 12 months after closing exceeds approximately $308,000. Based on the number of our shares that we issued at closing, Ti3 would need to generate pre-tax earnings of approximately $500,000 for the twelve months following the closing in order to receive any such additional payment.

We will also pay the Ti3 shareholders 75% of the lesser of (1) the actual amount of the tax loss carry-forward utilized by us during the twelve months following the closing or (2) all pre-tax earnings generated by Ti3 during that period. As of March 31, 2001, Ti3 had a tax loss carry-forward of $1.16 million.

We may make these additional payments either in our common stock or in cash, subject to certain limitations. We will value any shares of our common stock transferred for these purposes based upon the weighted average per share trading price of every transaction of our common stock over the course of the ten consecutive full trading days ending three full trading days immediately preceding the first anniversary of the closing.

The shares of our common stock issued or to be issued to Ti3 shareholders were not and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. We have granted the Ti3 shareholders the right to demand registration beginning December 29, 2001, as well as certain piggyback registration rights.

                            COMMON STOCK MARKET DATA

Our common stock trades on the Nasdaq National Market under the symbol "TALX." The following table sets forth the high and low sale prices of our common stock as reported by the Nasdaq National Market for each of the quarters since the beginning of fiscal 2000.


                                                                  HIGH      LOW
                                                                 ------
------
   FISCAL 2000:
   First quarter...............................................  $ 5.67    $
3.93
   Second quarter..............................................    5.67
4.16
   Third quarter...............................................    9.37
4.42
   Fourth quarter..............................................   13.23
7.41
   FISCAL 2001:
   First quarter...............................................  $12.70    $
7.64
   Second quarter..............................................   17.34
9.05
   Third quarter...............................................   28.05
12.72
   Fourth quarter..............................................   32.62
18.48
   FISCAL 2002:
   First quarter...............................................  $41.79
$21.75
   Second quarter (through July 30, 2001)......................   38.76
32.35



On July 30, 2001, the last reported sale price on the Nasdaq National Market for our common stock was $32.90 per share. As of July 6, 2001, there were approximately 125 holders of record of our common stock.


                                USE OF PROCEEDS


We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $76.9 million. If the underwriters fully exercise the over-allotment option, the net proceeds of the shares we sell will be $88.5 million. "Net proceeds" are what we expect to receive after paying the underwriting discount and other expenses of the offering. For the purpose of estimating net proceeds, we are assuming that the public offering price will be $32.90 per share, which was the last reported sale price of our common stock on July 30, 2001. We will not receive any proceeds from the sale of shares by the selling shareholders.


We intend to use the net proceeds from this offering for general corporate purposes, which may include potential acquisitions. However, we have no current agreements or commitments and are not currently engaged in any material negotiations with respect to any specific acquisitions. We will retain broad discretion over the use of the net proceeds from this offering.

We believe that our available cash, together with the net proceeds of this offering, will be sufficient to meet our capital requirements for at least twelve months. Before using all of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

During fiscal 2001, we began paying dividends on our common stock on a quarterly basis. The following table sets forth dividends declared per share of common stock for the periods indicated:

                                                                   DIVIDEND
                                                                   --------
   FISCAL 2001:
   Second Quarter..............................................     $0.02
   Third Quarter...............................................     $0.03
   Fourth Quarter..............................................     $0.03
   FISCAL 2002:
   First Quarter...............................................     $0.03

Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our earnings, capital requirements and operating and financial condition and such other factors as the board may deem relevant.

                                 CAPITALIZATION


The following table sets forth our capitalization as of March 31, 2001: (1) on an actual basis, (2) on a pro forma basis giving effect to the acquisition of Ti3 as if it occurred on March 31, 2001, and (3) on a pro forma as adjusted basis to also reflect our sale of the 2,500,000 shares of common stock that we are offering with this prospectus at the assumed public offering price of $32.90 per share, after deducting the underwriting discount and our estimated offering expenses and applying the net proceeds.



                                                                          MARCH
31, 2001

---------------------------------

       PRO FORMA
                                                                 ACTUAL    PRO
FORMA   AS ADJUSTED
                                                                 -------
---------   -----------
                                                                          (IN
THOUSANDS)
   Cash, cash equivalents and short-term investments...........  $ 9,725
$10,477     $ 87,371
                                                                 =======
=======     ========
   Long-term debt, less current portion........................       --
--           --
                                                                 -------
-------     --------
   Shareholders' equity:
     Preferred stock, $0.01 par value, 5,000,000 shares
        authorized, no shares issued or outstanding............       --
--           --
     Common stock, $0.01 par value per share, 30,000,000 shares authorized, 9,404,439 shares issued and outstanding,
        actual, 9,746,293 shares issued and outstanding, pro
        forma, 12,246,293 shares issued and outstanding, pro
        forma as adjusted......................................       94
97          122
   Additional paid-in capital..................................   34,288
46,035      122,904
   Accumulated deficit.........................................   (8,205)
(8,205)      (8,205)
   Accumulated other comprehensive income......................       35
35           35
   Treasury stock, at cost, 3,251 shares.......................      (67)
(67)         (67)
                                                                 -------
-------     --------
   Total shareholders' equity..................................   26,145
37,895      114,789
                                                                 -------
-------     --------
     Total capitalization......................................  $26,145
$37,895     $114,789
                                                                 =======
=======     ========


The foregoing information excludes:


   -- 63,692 shares of common stock and 3,251 shares of treasury stock issued between April 1, 2001 and July 6, 2001 pursuant to the exercise of stock options;



   -- 8,278 shares of common stock issued between April 1, 2001 and July 6, 2001 pursuant to our employee stock purchase plan;



   -- 1,328,859 shares of common stock issuable upon exercise of stock options outstanding as of July 6, 2001, at a weighted average exercise price of $10.57 per share;



   -- an additional 1,148,934 shares of common stock reserved for issuance under our stock option plans;



   -- 529,763 shares of common stock reserved for issuance under our employee stock purchase plan; and



   -- 165,000 shares of common stock issuable upon exercise of warrants with a weighted average exercise price of $5.66 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

This section presents our selected historical financial data and certain additional information. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements beginning on page F-1, in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 22. We derived the historical financial data presented below for, and as of the end of, each of the years in the five-year period ended March 31, 2001 from our audited consolidated financial statements. The unaudited pro forma combined statement of operations data for the year ended March 31, 2001 gives effect to the Ti3 merger as if it occurred on April 1, 2000. The unaudited pro forma combined balance sheet data as of March 31, 2001 gives effect to the merger as if it occurred on March 31, 2001.


YEARS ENDED MARCH 31,

----------------------------------------------------------------------------

                                      PRO FORMA
                                                        1997         1998
 1999         2000         2001          2001
                                                     ----------   ----------
----------   ----------   ----------    ----------
                                                                   (IN
THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
      STATEMENT OF OPERATIONS DATA:
      Revenues:
        The Work Number services...................  $    1,642   $    4,270   $
   9,109   $   12,328   $   19,094    $   19,094
        Human resources and benefits application
          services.................................       2,173        2,925
   5,126        7,993       10,694        14,302
        Customer premises systems..................      11,013        9,886
  10,948       10,835        6,882         6,882
        Maintenance and support....................       3,559        4,192
   4,920        4,876        4,417         4,417
                                                     ----------   ----------
----------   ----------   ----------    ----------
              Total revenues.......................      18,387       21,273
  30,103       36,032       41,087        44,695
                                                     ----------   ----------
----------   ----------   ----------    ----------
      Cost of revenues:
        The Work Number services...................         678        1,807
   3,138        3,973        6,179         6,179
        Human resources and benefits application
          services.................................         941        2,010
   3,225        4,460        6,956         9,122
        Customer premises systems..................       5,560        5,967
   7,874        8,388        5,790         5,790
        Maintenance and support....................       1,025        1,325
   1,545        1,367        1,275         1,275
                                                     ----------   ----------
----------   ----------   ----------    ----------
              Total cost of revenues...............       8,204       11,109
  15,782       18,188       20,200        22,366
                                                     ----------   ----------
----------   ----------   ----------    ----------
      Gross margin.................................      10,183       10,164
  14,321       17,844       20,887        22,329
                                                     ----------   ----------
----------   ----------   ----------    ----------
      Operating expenses
        Selling and marketing......................       5,902        7,952
   8,339        7,820        8,542         9,379
        General and administrative.................       2,613        3,496
   4,853        5,477        5,609         6,021
        Restructuring charge.......................          --           --
     496           --           --            --
                                                     ----------   ----------
----------   ----------   ----------    ----------
              Total operating expenses.............       8,515       11,448
  13,688       13,297       14,151        15,400
                                                     ----------   ----------
----------   ----------   ----------    ----------
      Operating income (loss)......................       1,668       (1,284)
     633        4,547        6,736         6,929
      Other income (expense), net..................        (409)         158
       8           82          562           541
      Income tax expense (benefit).................         466         (416)
     239        1,862        2,990         3,060
                                                     ----------   ----------
----------   ----------   ----------    ----------
      Earnings (loss) from continuing operations...         793         (710)
     402        2,767        4,308    $    4,410(1)
                                                     ----------   ----------
----------   ----------   ----------    ==========
      Discontinued operations:
        Loss from discontinued operations, net.....        (164)          --
      --           --           --
        Gain (loss) on disposal of discontinued
          operations, net..........................        (900)        (374)
      --          117           37
                                                     ----------   ----------
----------   ----------   ----------
        Gain (loss) from discontinued operations,
          net......................................      (1,064)        (374)
      --          117           37
                                                     ----------   ----------
----------   ----------   ----------
      Earnings (loss) before extraordinary item....        (271)      (1,084)
     402        2,884        4,345
      Extraordinary item...........................        (971)          --
      --           --           --
                                                     ----------   ----------
----------   ----------   ----------
        Net earnings (loss)........................  $   (1,242)  $   (1,084)  $
     402   $    2,884   $    4,345
                                                     ==========   ==========
==========   ==========   ==========
      Net earnings (loss) per common share(2):
        Basic:
          Continuing operations....................  $     0.12   $    (0.08)  $
    0.05   $     0.30   $     0.46    $     0.46

                                      ==========
          Discontinued operations, net.............       (0.16)       (0.04)
      --         0.01         0.01
          Extraordinary item.......................       (0.14)          --
      --           --           --
                                                     ----------   ----------
----------   ----------   ----------
          Net earnings (loss)......................  $    (0.18)  $    (0.12)  $
    0.05   $     0.31   $     0.47
                                                     ==========   ==========
==========   ==========   ==========
        Diluted:
          Continuing operations....................  $     0.12   $    (0.08)  $
    0.04   $     0.30   $     0.45    $     0.44

                                      ==========
          Discontinued operations, net.............       (0.16)       (0.04)
      --         0.01           --
          Extraordinary item.......................       (0.14)          --
      --           --           --
                                                     ----------   ----------
----------   ----------   ----------
          Net earnings (loss)......................  $    (0.18)  $    (0.12)  $
    0.04   $     0.31   $     0.45
                                                     ==========   ==========
==========   ==========   ==========
      Cash dividends declared per common share.....  $       --   $       --   $
      --   $       --   $     0.08
      Weighted average number of common shares
        outstanding:
        Basic(2)...................................   6,848,550    8,730,779
8,912,219    9,173,954    9,323,571     9,665,425(3)
        Diluted(2).................................   6,848,550    8,730,779
9,107,067    9,335,059    9,570,156     9,912,010(3)


     MARCH 31,

----------------------------------------------------------------------------

                                      PRO FORMA
                                                        1997         1998
 1999         2000         2001          2001
                                                     ----------   ----------
----------   ----------   ----------    ----------

   (IN THOUSANDS)
      BALANCE SHEET DATA:
      Cash, cash equivalents and short-term
        investments................................  $    5,801   $    2,879   $
     267   $    6,291   $    9,725    $   10,477
      Working capital..............................      13,351        9,079
   8,316       15,158       16,387        17,226
      Net assets of business held for sale.........         707        1,157
     859           --           --            --
      Total assets.................................      24,072       24,121
  24,564       30,133       33,995        46,167
      Total debt...................................          36           --
      --           --           --            --
      Shareholders' equity.........................      20,403       19,508
  20,095       23,308       26,145        37,895

      ADDITIONAL INFORMATION:
      Employment records in The Work Number
        database...................................       7,017       13,115
  18,285       30,298       43,005
      Employment records under contract(4).........      10,638       17,134
  25,831       36,089       52,000

---------------------------

(1) The Financial Accounting Standards Board has adopted Statement No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). This statement changes the accounting for goodwill from an amortization method to an impairment-only approach. In accordance with the transition rules under SFAS 142, we will adopt this statement as of April 1, 2001 with respect to the Ti3 merger. Accordingly, no amortization of goodwill is reflected in the pro forma financial statements.

(2) Basic and diluted earnings (loss) per share have been computed using the number of shares of common stock and common stock options and warrants outstanding. The weighted average number of shares was based on common stock outstanding for basic earnings (loss) per share and common stock outstanding and common stock options and warrants for diluted earnings (loss) per share in periods when such common stock options and warrants are not antidilutive.

(3) In calculating shares used in computation of earnings per share, we have excluded any additional shares that may be issued based upon the performance of Ti3 in the twelve months following the acquisition or utilization of Ti3 tax-loss carry-forwards during such period as described in "Recent Developments" on page 16.

(4) Represents aggregate employment records included in The Work Number database and employment records under contract that have not yet been converted to the database.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this discussion together with the financial statements and other financial information included in this prospectus.

OVERVIEW

Our software and services consist of The Work Number services, human resources and benefits application services, the sale of customer premises systems, and maintenance and support services related to those systems. The technologies we use include both interactive web and interactive voice response.

The Work Number services include:

   --  The Work Number, our leading employment and income verification service;

   --  W-2 eXpress, our new suite of W-2 payroll services; and

   --  our new suite of payroll self-service applications.


We derive substantially all our revenues from The Work Number from fees charged to mortgage lenders, pre-employment screeners and other verifiers for verification of employment history, including the past three years of income history of participating employers' current and former employees. We charge fees based on the amount of information requested by the verifiers. We believe mortgage lenders generally request more information than other verifiers. We derive additional revenues from ongoing maintenance fees charged to employers and one-time conversion fees from new employers. Our revenues from W-2 eXpress, and those expected from our electronic payroll services, represent fees charged to clients on a per-employee basis. We first introduced W-2 eXpress in fiscal 2000, with no meaningful revenues generated until the fourth quarter of fiscal 2001. We expect our first clients to begin using our electronic payroll services in our second fiscal quarter of 2002. Costs of revenues related to The Work Number services consist primarily of telecommunications services, personnel and equipment.


Our human resources and benefits application services business consists principally of benefits enrollment services that offer employers and employees a broad range of automated features. In 2000, we began offering eChoice, our advanced benefits enrollment service that provides these features in a standardized package. We maintain a system on our premises that contains a customer database and receives incoming requests for access to the information. Revenues from human resources and benefits application services include fees derived from establishment of the service and fees based on the number of employees or transactions. Costs of revenues related to our human resources and benefits application services consist of personnel, equipment and telecommunications services.

Our customer premises systems business provides interactive web, interactive voice response and computer telephony integration software and services that enable an organization's users to access, input and update information without human assistance. We recognize revenue from hardware sales and software licenses upon shipment. Revenues from implementation services relating to our customer premises systems are recognized by the contract method of accounting using percentage of completion for larger, more complex systems and the completed contract method for smaller systems. With the market's acceptance of our application services delivery method, in fiscal 1998 we began to de-emphasize sales of customer premises systems and in fiscal 2000 discontinued sales to new clients. However, we continue to provide maintenance and support services with respect to installed customer premises systems. Revenues from maintenance and support are recognized ratably over the term of the maintenance agreement. Costs of revenues related to our customer premises systems consist of personnel, capitalized software amortization and hardware costs of goods sold. Costs of revenues related to maintenance and support consist primarily of personnel costs.

On July 2, 2001, we acquired Ti3, Inc., an application service provider primarily for the staffing industry utilizing interactive voice response and Internet technologies. Pursuant to the merger, we issued 341,854 shares of our common stock and paid approximately $50,000 in cash to the Ti3 shareholders.We may issue additional shares of our common stock based upon the performance of Ti3 in the twelve months following the merger and utilization of Ti3's tax-loss carry-forwards during such period. During the year ended March 31, 2001, Ti3 generated revenues of $3.6 million and pre-tax earnings of $172,000.

RESULTS OF OPERATIONS

The following tables set forth our (1) revenues and gross margin, (2) the gross margin percentage by revenue category, and (3) certain items from our statement of operations as a percentage of revenues for the periods indicated:

                                                                    YEARS ENDED
MARCH 31,

---------------------------
                                                                  1999      2000
     2001
                                                                 -------
-------   -------
                                                                       (IN
THOUSANDS)
   Revenues:
     The Work Number services..................................  $ 9,109
$12,328   $19,094
     Human resources and benefits application services.........    5,126
7,993    10,694
     Customer premises systems.................................   10,948
10,835     6,882
     Maintenance and support...................................    4,920
4,876     4,417
                                                                 -------
-------   -------
       Total revenues..........................................  $30,103
$36,032   $41,087
                                                                 =======
=======   =======
   Gross margin:
     The Work Number services..................................  $ 5,971   $
8,355   $12,915
     Human resources and benefits application services.........    1,901
3,533     3,738
     Customer premises systems.................................    3,074
2,447     1,092
     Maintenance and support...................................    3,375
3,509     3,142
                                                                 -------
-------   -------
       Total gross margin......................................  $14,321
$17,844   $20,887
                                                                 =======
=======   =======
                                                                    YEARS ENDED
MARCH 31,

---------------------------
                                                                  1999      2000
     2001
                                                                 -------
-------   -------
   Gross margin percentage by revenue category:
     The Work Number services..................................     65.6%
67.8%     67.6%
     Human resources and benefits application services.........     37.1
44.2      35.0
     Customer premises systems.................................     28.1
22.6      15.9
     Maintenance and support...................................     68.6
72.0      71.1

                                                                    YEARS ENDED
MARCH 31,

---------------------------
                                                                  1999      2000
     2001
                                                                 -------
-------   -------
   PERCENTAGE OF TOTAL REVENUES
   Revenues:
     The Work Number services..................................     30.3%
34.2%     46.5%
     Human resources and benefits application services.........     17.0
22.2      26.0
     Customer premises systems.................................     36.4
30.1      16.7
     Maintenance and support...................................     16.3
13.5      10.8
                                                                 -------
-------   -------
       Total revenues..........................................    100.0
100.0     100.0
   Cost of revenues............................................     52.4
50.5      49.2
                                                                 -------
-------   -------
   Gross margin................................................     47.6
49.5      50.8
                                                                 -------
-------   -------
   Operating expenses:
     Selling and marketing.....................................     27.8
21.7      20.8
     General and administrative................................     16.1
15.2      13.6
     Restructuring charge......................................      1.6
--        --
                                                                 -------
-------   -------
       Total operating expenses................................     45.5
36.9      34.4
                                                                 -------
-------   -------
   Operating income............................................      2.1
12.6      16.4
   Other income, net...........................................       --
0.2       1.4
                                                                 -------
-------   -------
   Earnings from continuing operations before income tax
     expense...................................................      2.1
12.8      17.8
   Income tax expense..........................................      0.8
5.1       7.3
                                                                 -------
-------   -------
   Earnings from continuing operations.........................      1.3
7.7      10.5
     Discontinued operations, net..............................       --
0.3       0.1
                                                                 -------
-------   -------
   Net earnings................................................      1.3%
8.0%     10.6%
                                                                 =======
=======   =======

FISCAL YEAR ENDED MARCH 31, 2001 COMPARED TO FISCAL YEAR ENDED MARCH 31, 2000

Revenues. Total revenues increased 14.0% to $41.1 million in fiscal 2001 from $36.0 million in fiscal 2000. Revenues from The Work Number services increased 54.9% to $19.1 million in fiscal 2001 from $12.3 million in fiscal 2000, due to an increase in the number of employment records in the database and related transaction volume, new clients gained from continued marketing to employers and verifiers and, to a lesser extent, an increase in pricing during the year. Revenues from human resources and benefits application services increased 33.8% to $10.7 million in fiscal 2001 from $8.0 million in fiscal 2000, due to the addition of new clients seeking to outsource their non-core functions and to some extent our introduction in April 2000 of eChoice, our advanced benefits enrollment service. Revenues from customer premises systems decreased 36.5% to $6.9 million in fiscal 2001 from $10.8 million in fiscal 2000. This decrease was due to a shift in both our focus and the market from purchasing in-house systems to utilizing our human resources and benefits application services. Revenues from maintenance and support related to the customer premises systems decreased 9.4% to $4.4 million in fiscal 2001 from $4.9 million in fiscal 2000, reflecting the support provided to a shrinking installed base as we shift our strategy towards providing similar solutions through application services. We anticipate revenues from customer premises systems and maintenance and support will continue to decrease from current year results as we discontinue sales to new clients and continue to emphasize The Work Number services and human resources and benefits application services.

Gross Margin. Gross margin increased 17.1% to $20.9 million in fiscal 2001 from $17.8 million in fiscal 2000. As a percentage of total revenues, gross margin increased to 50.8% in fiscal 2001 from 49.5% in fiscal 2000. The Work Number services gross margin increased 54.6% to $12.9 million, or 67.6% of corresponding revenue, in fiscal 2001 from $8.4 million, or 67.8% of corresponding revenue in fiscal 2000. The increase in gross margin was due primarily to revenue increases. The gross margin percentage was maintained as costs related to personnel and infrastructure increased in conjunction with increased revenue during fiscal 2001. Human resources and benefits application services gross margin increased 5.8% to $3.7 million in fiscal 2001 from $3.5 million in fiscal 2000, but as a percentage of corresponding revenue, decreased to 35.0% in fiscal 2001 from 44.2% in fiscal 2000. This decrease in gross margin percentage is principally due to costs associated with transitioning personnel from our customer premises systems business in anticipation of possible future growth in human resources and benefits application services. Customer premises systems gross margin decreased 55.4% to $1.1 million, or 15.9% of corresponding revenue, in fiscal 2001 from $2.4 million, or 22.6% of corresponding revenue, in fiscal 2000, as revenues declined. The decrease in gross margin percentage is due to certain fixed costs that remain as we shift our business focus to The Work Number services and human resources and benefits application services. Maintenance and support gross margin decreased 10.5% to $3.1 million, or 71.1% of corresponding revenue, in fiscal 2001, from $3.5 million, or 72.0% of corresponding revenue, in fiscal 2000 due to lower revenues caused by a shrinking client base and slightly higher personnel costs.

Selling and Marketing Expenses. Selling and marketing expenses increased 9.2% to $8.5 million in fiscal 2001 from $7.8 million in fiscal 2000. The increase in expense reflects the expansion of our sales and marketing efforts. As a percentage of revenues, such expenses decreased to 20.8% in fiscal 2001 from 21.7% in fiscal 2000. The decrease in percentage of revenues is due to the greater rate of increase in our revenues as compared to personnel and related costs.

General and Administrative Expenses. General and administrative expenses increased 2.4% to $5.6 million in fiscal 2001 from $5.5 million in fiscal 2000. The increase in such expenses reflects the increased infrastructure costs of a growing business and workforce. As a percentage of revenues, such expenses decreased to 13.6% in fiscal 2001 from 15.2% in fiscal 2000. The decrease in general and administrative expenses as a percentage of revenues is due to the greater operating efficiencies resulting from higher revenues.

Other Income, Net. Other income increased to $562,000 in fiscal 2001 from $82,000 in fiscal 2000, due to interest income earned on a higher level of invested funds.

Income Tax Expense. Our effective income tax rate was 41.0% in fiscal 2001 and 40.2% in fiscal 2000. The increase in effective tax rate is due to higher state tax rates and the expiration of certain tax credit carryforwards.

FISCAL YEAR ENDED MARCH 31, 2000 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1999

Revenues. Total revenues increased 19.7% to $36.0 million in fiscal 2000 from $30.1 million in fiscal 1999. Revenues from The Work Number services increased 35.3% to $12.3 million in fiscal 2000 from $9.1 million in fiscal 1999, due to an increase in the number of employment records in the database and related transaction volume, new clients gained from continued marketing and an increase in pricing during the period. Revenues from human resources and benefits application services increased 55.9% to $8.0 million in fiscal 2000 from $5.1 million in fiscal 1999, due to the addition of new clients seeking to outsource their non-core functions, and an increase in pricing during the period. Revenues from customer premises systems decreased 1.0% to $10.8 million in fiscal 2000 from $10.9 million in fiscal 1999. This decrease was due to our decision in fiscal 2000 to discontinue sales of customer premises systems to new clients. Revenues from maintenance and support related to the customer premises systems remained constant at $4.9 million for fiscal 2000 and 1999, reflecting the support provided to an increased installed base of customer premises systems, offset by the cancellation of maintenance on older systems.

Gross Margin. Gross margin increased 24.6% to $17.8 million in fiscal 2000 from $14.3 million in fiscal 1999. As a percentage of total revenues, gross margin increased to 49.5% in fiscal 2000 from 47.6% in fiscal 1999. The Work Number services gross margin increased 39.9% to $8.4 million, or 67.8% of corresponding revenue, in fiscal 2000 from $6.0 million, or 65.6% of corresponding revenue, in fiscal 1999, as revenues increased. This increase in gross margin percentage was due to growth in our personnel and infrastructure costs at a slower rate than our revenue growth. Human resources and benefits application services gross margin increased 85.8% to $3.5 million, or 44.2% of corresponding revenue, in fiscal 2000 from $1.9 million, or 37.1% of corresponding revenue, in fiscal 1999. This increase was primarily due to a price increase that we implemented during fiscal 2000 without a corresponding increase in cost. Customer premises systems gross margin decreased 20.4% to $2.4 million, or 22.6% of corresponding revenue, in fiscal 2000 from $3.1 million, or 28.1% of corresponding revenue, in fiscal 1999, due to certain fixed costs that remain as we shift our business focus to The Work Number services and human resources and benefits application services. Maintenance and support gross margin increased 4.0% to $3.5 million, or 72.0% of corresponding revenue, in fiscal 2000 from $3.4 million, or 68.6% of corresponding revenue, in fiscal 1999. These increases are due to greater operating efficiencies resulting from the transition of some personnel to our other products and services and lower cost of hardware components.

Selling and Marketing Expenses. Selling and marketing expenses decreased 6.2% to $7.8 million in fiscal 2000 from $8.3 million in fiscal 1999. These decreases reflect our restructuring efforts during the third quarter of fiscal 1999, which included a workforce reduction and the closing of several regional sales offices. As a percentage of revenues, such expenses decreased to 21.7% in fiscal 2000 from 27.8% in fiscal 1999.

General and Administrative Expenses. General and administrative expenses increased 12.9% to $5.5 million in fiscal 2000 from $4.9 million in fiscal 1999. The increase in such expenses reflects the increased infrastructure costs of a growing business and workforce. As a percentage of revenues, such expenses decreased to 15.2% in fiscal 2000 from 16.1% in fiscal 1999. The decrease in general and administrative expenses as a percentage of revenues is due to greater operating efficiencies resulting from higher revenue.

Restructuring Charge. During the third quarter of fiscal 1999, we reorganized our sales and delivery operations to focus on our application services businesses and de-emphasized our customer premises systems business line. In conjunction with the restructuring, we reduced our workforce by approximately 8% and closed several regional sales offices. As a result of these actions, we incurred pre-tax restructuring charges of $318,000 related to employee severance costs and $178,000 of other costs.

Other Income, Net. Interest income increased 54.5% to $85,000 in fiscal 2000 from $55,000 in fiscal 1999. The increase is due to a higher average level of invested funds during the year. Interest expense decreased 93.0% to $4,000 in fiscal 2000 from $57,000 in fiscal 1999. This decrease is due to the limited usage of the line of credit during fiscal 2000 compared to fiscal 1999.

Income Tax Expense. Our effective income tax rate was 40.2% in fiscal 2000 and 37.3% in fiscal 1999. The increase in effective tax rate is due to higher state tax rates and the expiration of certain tax credit carryforwards.

DISCONTINUED OPERATIONS

In August 1996, we determined to divest our database and document services businesses and, accordingly, reflected the results of operations of such businesses as discontinued operations. A provision of $350,000 was made as of June 30, 1996, to reflect the anticipated loss from operations until the time of disposal. On January 31, 1997, we sold substantially all of the assets of the document services business to Sterling Direct, Inc., the largest customer of the division. The sales price, after giving effect to the post-closing adjustments, was $1,241,000. The net assets sold totaled approximately $566,000. As of March 31, 1997 and 1998, we provided additional provisions for loss, net of tax, in the amount of $550,000 and $374,000, respectively.

Effective March 31, 2000, we sold substantially all of the assets, net of liabilities, of the database services business to WPZ Holdings, Inc., the parent company of one of the division's largest customers. The sales price was $1,273,000. We realized pre-tax and after-tax gains of $187,000 and $117,000, respectively.

During the quarter ended September 30, 2000, we concluded all transition-related activity for the database services business. Completing this transition ahead of schedule resulted in a savings of $61,000 of the transition reserve. Therefore, we realized pre-tax and after-tax gains of $61,000 and $37,000, respectively.

QUARTERLY RESULTS OF OPERATIONS

The following tables set forth (1) specified unaudited statement of operations data for each of the four quarters in fiscal 2000 and 2001, (2) the gross margin percentage for each of our revenue categories, and (3) operating data expressed as a percentage of our total revenues. The unaudited financial statements have been prepared on the same basis as the audited financial statements contained herein and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information when read in conjunction with our financial statements and related notes included elsewhere in this prospectus. We believe that quarter-to-quarter comparisons of our financial results should not necessarily be relied upon as an indication of future performance.


QUARTERS ENDED

--------------------------------------------------------------------------------
---------
                                        JUNE 30,   SEPT. 30,   DEC. 31,   MARCH
31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                                          1999       1999        1999       2000
       2000       2000        2000       2001
                                        --------   ---------   --------
---------   --------   ---------   --------   ---------
                                                                  (IN THOUSANDS,
EXCEPT PER SHARE DATA)
Revenues:
  The Work Number services............   $2,635     $2,822      $3,147
$3,724      $4,132     $4,531      $4,635     $5,796
  Human resources and benefits
    application services..............    1,155      2,143       2,974
1,721       2,061      2,806       3,490      2,338
  Customer premises systems...........    3,151      2,409       2,594
2,681       2,127      2,347       1,558        849
  Maintenance and support.............    1,262      1,280       1,210
1,124       1,142      1,113       1,070      1,091
                                         ------     ------      ------
------      ------     ------      ------     ------
        Total revenues................    8,203      8,654       9,925
9,250       9,462     10,797      10,753     10,074
                                         ------     ------      ------
------      ------     ------      ------     ------
Gross margin:
  The Work Number services............    1,730      1,906       2,143
2,575       2,841      2,991       3,183      3,900
  Human resources and benefits
    application services..............      433      1,140       1,471
489         756        885       1,481        618
  Customer premises systems...........      972        408         459
608         177        906         489       (482)
  Maintenance and support.............      925        942         860
783         802        778         751        810
                                         ------     ------      ------
------      ------     ------      ------     ------
        Total gross margin............    4,060      4,396       4,933
4,455       4,576      5,560       5,904      4,846
                                         ------     ------      ------
------      ------     ------      ------     ------
Operating expenses:
  Selling and marketing...............    1,883      1,939       2,068
1,931       2,055      2,144       2,249      2,094
  General and administrative..........    1,384      1,300       1,427
1,364       1,368      1,500       1,566      1,175
                                         ------     ------      ------
------      ------     ------      ------     ------
        Total operating expenses......    3,267      3,239       3,495
3,295       3,423      3,644       3,815      3,269
                                         ------     ------      ------
------      ------     ------      ------     ------
Operating income......................      793      1,157       1,438
1,160       1,153      1,916       2,089      1,577
                                         ======     ======      ======
======      ======     ======      ======     ======
Gain from discontinued operations,
  net.................................       --         --          --
117          --         36          --         --
                                         ======     ======      ======
======      ======     ======      ======     ======
Net earnings..........................   $  486     $  714      $  899     $
785      $  741     $1,248      $1,321     $1,035
                                         ======     ======      ======
======      ======     ======      ======     ======
Basic and diluted earnings per share:
  Earnings from continuing
    operations........................   $ 0.05     $ 0.08      $ 0.10     $
0.07      $ 0.08     $ 0.13      $ 0.14     $ 0.11
  Gain from discontinued operations,
    net...............................       --         --          --
0.01          --       0.01          --         --
                                         ------     ------      ------
------      ------     ------      ------     ------
  Net earnings........................   $ 0.05     $ 0.08      $ 0.10     $
0.08      $ 0.08     $ 0.14      $ 0.14     $ 0.11
                                         ======     ======      ======
======      ======     ======      ======     ======


QUARTERS ENDED

--------------------------------------------------------------------------------
---------
                                        JUNE 30,   SEPT. 30,   DEC. 31,   MARCH
31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                                          1999       1999        1999       2000
       2000       2000        2000       2001
                                        --------   ---------   --------
---------   --------   ---------   --------   ---------
Gross margin percentage by revenue
  category:
  The Work Number services............     65.7%      67.5%       68.1%
69.1%       68.8%      66.0%       68.7%      67.3%
  Human resources and benefits
    application services..............     37.5       53.2        49.5
28.4        36.7       31.5        42.4       26.4
  Customer premises systems...........     30.8       16.9        17.7
22.7         8.3       38.6        31.4      (56.8)
  Maintenance and support.............     73.3       73.6        71.1
69.7        70.2       69.9        70.2       74.2


QUARTERS ENDED

--------------------------------------------------------------------------------
---------
                                        JUNE 30,   SEPT. 30,   DEC. 31,   MARCH
31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                                          1999       1999        1999       2000
       2000       2000        2000       2001
                                        --------   ---------   --------
---------   --------   ---------   --------   ---------
PERCENTAGE OF TOTAL REVENUES:
Revenues:
  The Work Number services............    32.1%       32.6%      31.7%
40.3%      43.7%       42.0%      43.1%       57.5%
  Human resources and benefits
    application services..............    14.1        24.8       30.0
18.6       21.8        26.0       32.5        23.3
  Customer premises systems...........    38.4        27.8       26.1
29.0       22.4        21.7       14.4         8.4
  Maintenance and support.............    15.4        14.8       12.2
12.1       12.1        10.3       10.0        10.8
                                         -----       -----      -----
-----      -----       -----      -----       -----
    Total revenues....................   100.0       100.0      100.0
100.0      100.0       100.0      100.0       100.0
Cost of revenues......................    50.5        49.2       50.3
51.8       51.6        48.5       45.1        51.9
                                         -----       -----      -----
-----      -----       -----      -----       -----
Gross margin..........................    49.5        50.8       49.7
48.2       48.4        51.5       54.9        48.1
                                         -----       -----      -----
-----      -----       -----      -----       -----
Operating expenses
  Selling and marketing...............    23.0        22.4       20.8
20.9       21.7        19.9       20.9        20.8
  General and administrative..........    16.8        15.0       14.4
14.7       14.5        13.9       14.6        11.6
                                         -----       -----      -----
-----      -----       -----      -----       -----
    Total operating expenses..........    39.8        37.4       35.2
35.6       36.2        33.8       35.5        32.4
                                         -----       -----      -----
-----      -----       -----      -----       -----
Operating income......................     9.7        13.4       14.5
12.6       12.2        17.7       19.4        15.7
                                         =====       =====      =====
=====      =====       =====      =====       =====
Gain from discontinued operations,
  net.................................      --          --         --
1.3         --         0.3         --          --
                                         =====       =====      =====
=====      =====       =====      =====       =====
Net earnings..........................     5.9%        8.3%       9.1%
8.5%       7.8%       11.5%      12.3%       10.3%
                                         =====       =====      =====
=====      =====       =====      =====       =====

Our revenues, margins and operating results have fluctuated in the past, and are likely to continue to fluctuate in the future, on an annual and quarterly basis, as a result of a number of factors, most of which are outside of our control, as discussed in "Risk Factors--Our quarterly and annual operating results may fluctuate significantly, which could cause our stock price to decline significantly" beginning on page 9.

Revenues from human resources and benefits application services are seasonally higher during the second and third quarters of our fiscal year due to the nature of the services being provided. Our second and third fiscal quarters correspond to the third and fourth calendar quarters. We believe many of our clients permit employees to update their benefit choices only annually, in most cases during the last calendar quarter. We expect revenues generated from our new W-2 eXpress service will be particularly affected by seasonality, as revenue relating to this service should principally be earned in our fourth fiscal quarter. Our revenues have increased on a quarter-by-quarter comparison in fiscal 2001 over fiscal 2000 due to the addition of new clients seeking to outsource non-core functions.

LIQUIDITY AND CAPITAL RESOURCES

In recent years, we have financed our operations through cash flows from operations.

Our working capital was $15.2 million at March 31, 2000 and $16.4 million at March 31, 2001. Total working capital increased in fiscal 2001 due principally to our earnings for the year.

Our accounts receivable decreased from $8.0 million at March 31, 2000 to $7.4 million at March 31, 2001. The decrease was due to improved account collections, offset by increased revenues in the fourth quarter of fiscal 2001 compared to 2000. As a percentage of our total revenues for the fourth quarter of each fiscal year, accounts receivable at fiscal year-end decreased from 86% at March 31, 2000, to 74% at March 31, 2001 as a result of improved account collections.

Our capital expenditures, principally purchases of computer equipment, were $1.8 million in fiscal 2001. At March 31, 2001, we had no significant capital spending or purchase commitments other than normal purchase commitments and commitments under facilities and operating leases, but would expect capital expenditures to increase slightly during the next fiscal year.

In November 1998, our board of directors authorized us to repurchase up to 350,000 shares of our stock in the open market over the following two-year period. In November 2000, this program expired; thereafter, our board of directors authorized a new program allowing us to repurchase up to 400,000 shares of our stock in the open market over the following two-year period. During fiscal 2001, we repurchased 112,500 shares for $1.9 million, consisting of 102,500 under the 1998 plan and 10,000 under the 2000 plan. Cumulative shares repurchased amount to 202,587 under the 1998 plan and 10,000 under the 2000 plan. Except for the 3,251 shares remaining in the treasury at March 31, 2001, all shares repurchased have been reissued in connection with employee stock option exercises and employee stock purchase plan purchases.

In the second quarter of fiscal 2001, we began paying quarterly dividends on our common stock, declaring a total of approximately $754,000 in dividends during each of the last three quarters of fiscal 2001.

We believe that our working capital, together with our anticipated cash flows from operations, should be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. Subsequent to this offering, our cash will increase $85.6 million based on an assumed offering price of $36.60 per share, the closing price of our stock on July 12, 2001. We expect to invest this cash in short-term, interest-bearing, investment-grade securities. This additional liquidity will allow us to pursue our business strategy, which may include our making strategic acquisitions. However, we have no current agreements or commitments and are not currently engaged in any material negotiations with respect to any such transaction.

We have a $5,000,000 line of credit facility with a commercial bank, all of which was available at March 31, 2001. Outstanding borrowings, if any, bear interest at London Inter-Bank Offered Rate plus 2.25% and will be secured by accounts receivable and inventory. The credit facility provides for payment on demand and expires April 1, 2002.

                                    BUSINESS

OVERVIEW

We are the leading provider of automated employment and income verification services and a leader in providing outsourced employee self-service applications. We use interactive web and interactive voice response software and other technologies to enable mortgage lenders, pre-employment screening companies, employees and other authorized users to obtain employee human resources and payroll information, and to allow employees to review and modify information in human resources, benefits and payroll management information systems without requiring employer assistance. Our services and software are designed to enhance service levels, improve productivity and reduce costs by automating historically labor intensive, paper-based processes and enable users to perform self-service transactions. We typically serve large organizations, including approximately 150 of the Fortune 500 and many federal, state and local government agencies.

From the early 1980s until 1993 we offered our products and services exclusively through licensed software specifically developed for each customer, and installed at their site. We refer to this as our "customer premises systems" business. In 1993, we began to deliver benefits enrollment and other human resource services as an application services provider, allowing clients to utilize applications and services over public or private networks without incurring the capital expenditures and maintenance responsibilities of operating such a system in-house. We also host many of our clients' databases at our facilities. In 1995, we introduced The Work Number, our leading application service for employment and income verification. This application service is supported by a database of employment information that we have gathered from over 550 clients and, as of March 31, 2001, contained more than 43 million employment records.

With the market's acceptance of our application services delivery method, in 1998, we began to de-emphasize sales of customer premises systems, and in 2000 discontinued sales to new clients; however, we still have a base of clients for whom we continue to provide maintenance and technical support services as well as software and hardware upgrades.

INDUSTRY BACKGROUND

Typically a company's human resources or "HR" department is responsible for hiring, training, managing and retaining its employees. Some of the responsibilities of a typical HR department include recruiting, benefits administration, payroll, compensation analysis, time and attendance, enforcement of corporate policies, employment verification and training. HR administrators, equipped with traditional human resources management systems, have historically relied on paper-based, labor-intensive processes to provide employee information and services. As a result, responding to employees' inquiries and managing administrative details, such as tracking and updating employee files, can become burdensome and can lead to inefficiencies, inaccuracies, higher costs and employee frustration.

Increased competitive pressures and changing market conditions challenge organizations to enhance profitability by improving operating efficiencies and implementing better cost controls. As a result, many employers are implementing strategic initiatives to reduce HR staff requirements by outsourcing transaction processing to third-party HR service providers and adopting employee self-service technology. Workplace self-service solutions, which feature employee and manager self-service applications, typically provide personalized information, transaction processing and workforce management tools. While demand for workplace self-service is continuing to evolve, some of the common uses are enrolling in annual benefits programs and updating personal employment records. The delivery model for self-service solutions typically incorporates a combination of toll-free telephone numbers, integrated voice response systems, corporate intranets and web-enabled software.

Self-service initiatives have helped to integrate, streamline and control many of the administrative functions that have historically burdened HR departments. These solutions provide greater data integrity because they enable employees and managers to input and maintain personal information and benefits options, process transactions, and access corporate policy information via the web or telephone. As a result, employees can exercise greater control over their human resources and benefits information and HR departments are able to redeploy corporate resources.

According to a 2001 study of employee self-service cost savings by Cedar, Inc., a global consulting, applications and outsourcing firm that includes the organization formerly known as The Hunter Group, self-service initiatives have been found to significantly reduce the per-transaction costs of certain human resources processes. For example, the study found that self-service initiatives can reduce a company's average cost of open benefits enrollment from $77 per transaction to $31.

According to a May 2001 report by Aberdeen Group, an information technology market analysis and research firm, the workplace self-service solutions market is currently estimated at $3 billion, which is comprised of both employee and manager self-service initiatives. Aberdeen projected the workplace self-service market to grow from $3 billion in 2000 to $12 billion by 2003. Although these figures are not direct indicators of the growth potential for the employee self-service markets that we serve, we believe they indicate the significant growth potential in the use of employee self-service applications generally.

Several key market drivers fueling this rapid growth for employee self-service initiatives include:

   -- pressure to improve service to employees and managers while reducing costs;

   --  tight labor markets requiring better employee retention mechanisms;

   -- increasing logistical demands of corporations managing decentralized workforces;

   --  the development of human resources technologies; and

   --  the evolving role of human resources into a more strategic organization.

SERVICES AND PRODUCTS

We provide application services and systems that enable large corporations and government agencies to outsource operations that would otherwise be performed by their own human resources, benefits or payroll departments. Our software uses interactive web and interactive voice response software and other technologies to enable mortgage lenders, pre-employment screening companies, employees and other authorized users to obtain employee human resources and payroll information, and allows employees to review and modify information in the human resources benefits and payroll management information systems on a self-service basis. Our services and products fall within three general categories: The Work Number services, human resources and benefits application services and customer premises systems, including related maintenance and support.

  The Work Number Services

Responding to inquiries to verify employment and income information, printing and distributing paystubs and annual W-2 forms, and updating employee personal records are burdensome and time-consuming tasks for employers and divert resources from managing their businesses. The Work Number employment and income verification service and other payroll application services supported by The Work Number's database of employee records are designed to help employers save time and effort and reduce expenses associated with many of the administrative tasks required to support large workforces.

The Work Number. Mortgage lenders, pre-employment screeners, credit issuers and other information verifiers often request organizations to verify employment and income information that has been provided by employees or former employees. For example, the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, leading purchasers of residential mortgages in the United

States, require independent verification of employment and income data for the past two calendar years and a current payroll period in connection with mortgages that they will purchase. In 1995, we developed The Work Number as an outsourced service that enables employers to reduce the costs and resources to respond to verification requests, while empowering employees to control the release of personal information to third parties.

When an employer receives a request for income and employment data regarding an employee, the employer may direct the third-party verifier to our web site or to a telephone number. Using the Internet or a toll-free telephone number, verifiers who subscribe to our service can confirm the employee's employment status and income for the past three years. Non-subscribing verifiers can receive the same information through these methods using a credit card or through a 1-900 telephone number. The Work Number is designed to ensure that access to an employee's income data is available only to verifiers who have been pre-authorized by the employee.

The following diagram illustrates the employment and income verification process through The Work Number:

               [Text description of illustration appearing here]

This illustration is a flow chart diagram that displays the operation of The Work Number application. A picture depicts the TALX ASP Center. One of the boxes in the flow chart diagram depicts the transfer by employer clients of TALX of employment records into The Work Number database. Text states that "Clients send employment and payroll data to The Work Number each payroll period." The diagram also depicts the ability of an employee of employer clients of TALX to obtain an authorization code from TALX and the ability of such employee to provide the authorization code to verifiers, including pre-employment screeners, mortgage lenders, property managers and credit managers. Text states, "Employees--Contact The Work Number and enter SSN, Company Code and PIN to obtain a Salary Key for their lender or purchase application." The flow chart diagram also depicts the ability of verifiers to request verification of information from The Work Number database and states that "Lenders and authorized verifiers (Property Manager, Recruiter or Credit Manager) contact The Work Number to receive verification. Verifiers enter SSN, Company Code plus Salary Key if employee has authorized salary release." A in the flow chart diagram entitled "Levels of Verification Requests" lists the following levels of verification "Basic: Dates of Employment; Basic Plus: Basic plus Base Pay; and Full: Basic Plus and Salary History." A box also indicates that verifications are returned via voice, fax or internet.


             [End of text description of illustration appearing here]
* Authorization code not required

The Work Number can provide the following benefits to employers, employees and third-party verifiers:

         EMPLOYERS                         EMPLOYEES
VERIFIERS
         ---------                         ---------
---------
 --  reduces costs and            --  provides control over         --
decreases the
     resources otherwise              third-party access to
opportunity for human
     spent responding to              personal compensation             error
     verification inquiries           information

 --  eases the                    --  provides information          --  reduces
likelihood of
     administrative burden            without requiring the             fraud by
the applicant by
     of human resources and           cooperation or knowledge
providing independent
     payroll staff                    of co-workers                     evidence
directly to the
                                                                        verifier

 --  lowers the risk of           --  expedites the                 --
expedites the
     liability resulting             verification process, so
verification process, so
     from providing                  that transactions may             that
transactions may
     erroneous or                    occur more quickly                occur
more quickly
     unauthorized
     information to third
     parties

We generate substantially all of The Work Number revenues from transaction-based fees charged to mortgage lenders, pre-employment screeners, credit issuers and other information verifiers for verification of income and employment information. We also generate revenues from employer data conversion and ongoing maintenance fees.

As of March 31, 2001, The Work Number database contained over 43 million employee records and had contracts to receive approximately 9 million additional records. The 43 million records on-line represent approximately 17 million current and 26 million former employees of over 550 large employers, including federal, state and local government agencies. The Work Number database is updated on an ongoing basis as employers electronically transmit data directly to us each payroll period. Employers typically contract to provide this data for specified periods, generally three years.

W-2 eXpress. W-2 eXpress is a suite of services relating to the printing, distribution and correction of W-2 wage and tax statement forms that we offer to existing clients of The Work Number and other large employers. Using data provided by employers, we distribute original W-2 forms to employees and provide an automated process to enable employees to request corrections to their W-2 forms and obtain additional copies via the Internet or by telephone, instead of requiring direct interaction with the employer's payroll staff.

For employers, the primary benefits of our W-2 eXpress services include:

   -- simplifying the task of generating thousands of W-2 statements within a narrow time period each year;

   -- reducing staff and other resources that must be allocated to the production and distribution of W-2 statements and the reissuance of corrected statements; and

   --  automating the process for collecting correction requests.

We generate revenues from these services by charging clients a fee on a per-employee basis. We introduced W-2 eXpress in fiscal 2000, and as of March 31, 2001 we held records of over 3 million employees of 29 clients in our database, generally pursuant to multi-year contracts.

Electronic Payroll Services. We offer to existing clients of The Work Number and other large employers a suite of payroll self-services applications that enable employees, via the Internet or by telephone, to:

   --  receive pay statement information;

   --  access current and historical payroll information; and

   --  review and change direct deposit account information.

Employers that send us electronic transmissions of their employees' paystubs and direct deposit data can reduce the amount of staff required to process routine employee payroll requests. Prior to the end of our current fiscal year, we plan to introduce additional employee self-service functions, such as the ability to complete and revise W-4 withholding allowance forms and to manage personal information files.

We recently began to offer our electronic payroll services, and our first clients are expected to begin using the service in the second fiscal quarter of 2002. We plan to charge clients on a per-employee per-month basis, plus an initial set-up fee, generally pursuant to multi-year contracts.

  Human Resources and Benefits Application Services

For many human resources departments, benefits enrollment is a burdensome administrative task. Employees are generally permitted to enroll in or make changes to many types of benefit plans only at particular times during the year. As a result, during such enrollment periods, a considerable amount of human resources and benefits department efforts are directed toward plan administration. Processing employee changes to information recorded under multiple providers' benefits plans can require the completion, verification and handling of numerous paper-based forms. Many companies find it necessary to hire temporary workers to manage the increased workload during these periods.

We offer our clients outsourcing solutions designed to reduce the resources and expenses associated with enrolling employees and administering ongoing participation in employee benefits programs. Our services include processing enrollments, producing personalized worksheets and confirmations, and delivering completed enrollments to employers and insurance carriers. We support both open and ongoing enrollments year-round. To reach the growing number of Internet users, our applications enable employees to complete enrollments via the Internet, corporate portals and corporate intranets. For those employees who prefer or need to use the telephone, options are available for processing enrollments via interactive voice response.

Historically, we offered customer premises-based software systems that were tailored to meet the needs of a particular employer. Since 1993, we have been providing customized benefits enrollment services using the application service provider model. In 2000, we introduced eChoice, our advanced benefits enrollment service combining the most popular features of our various customized benefits enrollment offerings that we can configure to meet each employer's particular needs.

We market eChoice to organizations employing at least 5,000 people. Through eChoice, employees can enroll in an employer's medical, dental and other health and welfare benefits programs and can make changes to their personal information and benefits elections, all by means of the Internet or by telephone. eChoice enables employers to remove many of the time-consuming aspects of administering their benefits programs, while providing benefits managers with an automated means of monitoring the enrollment process and performing certain plan management functions. Additionally, eChoice allows employees to make enrollment decisions privately and assures that their elections will not be subject to human transcription error.

We generate revenues from eChoice by charging clients on a per-employee basis, plus an initial set-up fee, generally pursuant to multi-year contracts. We generate revenues from our other human resources and benefits application services by charging clients an initial set-up and development fee and monthly hosting and transactions fees, generally pursuant to multi-year contracts.

  Customer Premises Systems and Related Maintenance and Support

From the early 1980s until 1993 we offered our products and services exclusively through licensed software specifically developed for each customer, and installed these systems at the customer's site. In 1993 we began to deliver benefits enrollment services as an application services provider. In 1998 we began to de-emphasize sales of customer premises systems, and in 2000 we discontinued sales to new customers. As of March 31, 2001, there were approximately 150 employers using our customer premises systems. We provide system enhancements to these customers and customer support 7-days per week, 24-hours per day, through a toll-free hotline, email and our website. We sold these systems under licenses and generate additional revenues by providing ongoing maintenance and support.

STRATEGY

Our objective is to strengthen our position as the leader in providing automated employment and income verification services and as a leader in providing outsourced human resources, benefits and payroll employee self-service applications. Our strategies for achieving these objectives include the following:

   -- Expand The Work Number Database. We will seek to expand The Work Number database by increasing the number of employee records and the amount and type of employee-specific information. We generate substantially all our revenue from The Work Number from transaction-based fees, and we believe that by increasing the number of employment records, we should generate more revenue. In addition, we believe that collecting additional information that would be valuable to verifiers, enhances our database and creates opportunities for new product offerings. We will seek to expand our database through continued efforts of our direct sales force focused on employers with large numbers of employees and through strategic alliances with other human resources, benefits and payroll outsourcers that provide access to mid-sized employers.

   -- Cross-Sell New Products and Services to Existing Clients. With approximately 150 of the Fortune 500 companies already using The Work Number, we believe it is America's leading automated service for processing employment and income verification requests. We intend to leverage that reputation to penetrate our potential client base and to expand the services used by our current clients. For example, some clients only use The Work Number database for employment and income verification services. We believe we are well-positioned to use our existing relationships with clients of The Work Number to cross-sell additional application services, including W-2 eXpress, electronic payroll services and eChoice.

   -- Expand eChoice Client Base. In 2000, we introduced eChoice, our advanced benefits enrollment service combining the most popular features of our various customized benefits enrollment offerings. We plan to continue to market the service using our direct sales force. We also plan to increase the functionality of our service, cover a wider range of benefit plans, and in particular, focus on enhancing the many self-service features contained in eChoice.

   -- Pursue Strategic Acquisitions. We plan to explore strategic opportunities to expand our application services offerings and the amount and type of data contained in The Work Number database. For example, our acquisition of Ti3 will provide us with new complementary services that we intend to cross-sell to our existing client base. We intend to continue to actively identify complementary businesses and applications services that target human resources, benefits or payroll departments. We also intend to evaluate opportunities to expand The Work Number database and to market additional data and services to verifiers already using The Work Number. In addition, we believe the employee self-service industry is highly fragmented and includes numerous undercapitalized companies that may seek to merge or to be acquired.

   -- Continue to Manage Our Existing Software Business. With the market's acceptance of our application services delivery method, in 1998 we began to de-emphasize sales of customer premises systems, and discontinued sales to new clients in 2000. However, we intend to continue to provide maintenance and technical support, as well as software and hardware upgrades, to our existing base of clients using our customer premises systems for the foreseeable future. We expect that revenues from our customer premises systems will continue to decline and, accordingly, we intend to manage the cost structure supporting those systems.

SALES AND MARKETING

We employ a direct sales force in conjunction with strategic marketing alliances. We use our direct sales force and strategic alliances to develop relationships with large employers, typically having over 5,000 employees. In addition, we use our strategic alliances to help us to identify potential clients for The Work Number services among mid-sized employers, typically having between 1,000 and 5,000 employees.

  Direct Sales Force

Our sales and marketing effort is based in St. Louis, and we have representatives located in eleven other U.S. cities. Our sales and marketing effort relies on a team approach consisting of approximately 65 professionals, including business development representatives, regional sales managers, product managers, account managers, product consultants and marketing personnel. Our business development representatives qualify companies as viable potential clients and establish appointments for our regional sales managers. Our regional sales managers are responsible for presenting all of our service offerings to prospective clients and negotiating for the sale of our services. Our product managers oversee product direction and provide sales assistance. Our account managers service existing clients and product consultants provide technical assistance to regional sales managers and prospective clients during the sales process. Our marketing personnel support the sales force at all levels.

  Strategic Marketing Alliances

We have established alliances with leading providers of related human resources outsourcing services to build the database of records for The Work Number services relating to employees of mid-sized employers and to increase our eChoice client base. These alliances include:

   -- Hewitt Associates LLC: Hewitt Associates is a global management consulting firm specializing in human resource services that has agreed to make The Work Number available to its clients. For example, The Work Number is directly accessible by employees of Hewitt's clients via a link to our website. In exchange, we have agreed, among other things, to share revenue with Hewitt resulting from its referrals.

   -- Unifi Network, a division of PricewaterhouseCoopers: Unifi Network provides integrated consulting and human resource services and has agreed to make available The Work Number to its clients in exchange for a share of the revenue generated by such activities.

   -- Gates, McDonald & Company: GatesMcDonald is a leading provider of risk and employee benefit cost management services and has agreed to assist us with marketing our services to its clients in exchange for a share of revenue generated by such activities.

   -- PeopleSoft, Inc.: PeopleSoft, a leading provider of enterprise application software for use throughout large and mid-sized organizations, has agreed to make The Work Number accessible to users of certain of its Internet-based business applications in exchange for a fixed fee and transaction-based royalties.

These and other strategic marketing alliances are generally reflected by non-exclusive contractual arrangements that remain in effect for specified periods. The success of these alliances will generally depend on the interest and commitment of these companies to promote and coordinate product development and marketing efforts with us, which is entirely at their discretion. Some of these companies maintain similar relationships with some of our competitors and compete directly with us in certain applications.

COMPETITION

We believe the principal competitive factors in our markets include:

   --  service and product quality, reliability and performance;

   --  functionality and ease of use;

   --  company reputation for integrity and confidentiality;

   --  company financial strength; and

   --  cost of the service or product.

Our primary competitors relating to The Work Number services are The Frick Company, Jon-Jay Associates and The Sheakley Group of Companies, which are employee benefit cost management service providers offering employment and income verification services. Our human resources and benefits application services business competes with benefits consulting firms, including Towers Perrin LLP and Watson Wyatt & Company, which provide comprehensive packages including benefit plan design, administration and consulting services, and automated enrollment services. We also compete with providers of employee self-service applications, including Workscape, Inc., Automatic Data Processing, Inc., PeopleSoft, Inc., and ProAct Technologies Corp. Additionally, we are aware of a number of employers who have established similar systems for their internal use and believe additional competitors may emerge.

We believe that we compete favorably in the key competitive factors that affect our markets for The Work Number services and our human resources and benefits application services. However, our markets are still evolving and we may not be able to compete successfully against current or future competitors. Many of our existing and potential competitors have significantly greater financial, marketing, technical and other resources than we do. In addition, many of our competitors have well-established relationships with our current and potential clients and extensive knowledge of our markets. It is possible that new competitors or alliances among competitors will emerge and rapidly acquire market share. Moreover, our competitors may consolidate with each other, or with other companies, giving them even greater capabilities with which to compete against us.

TECHNOLOGY AND PRODUCT DEVELOPMENT

Our business is based on databases we construct and applications we build to access and manipulate data. To build our applications, we use a proprietary integrated visual development environment and software system known as TALXWare. TALXWare is based on a Microsoft Windows NT operating system and is designed to support the creation and management of self-service solutions.

We also license and integrate complementary technologies into our products including:

   --  speech recognition;

   --  text-to-speech;

   --  facsimile;

   --  terminal emulation; and

   -- client/server database interfaces to be used in creating self-service solutions.

We license these technologies from third-party suppliers pursuant to non-exclusive license or resale agreements or purchase under open market arrangements and then integrate into our products. For example, we make quarterly payments under a license for various interactive voice response technologies in our application services businesses.

We have directed our development efforts toward enhancing and developing new offerings for The Work Number services and our human resources and benefits application services. The most recent enhancements include extending the features and capabilities of The Work Number database, through our

W-2 eXpress and electronic paystub/direct deposit services, as well as our eChoice benefits enrollment offering.

We incurred product development costs of $2.1 million in fiscal 1999, $1.8 million in fiscal 2000 and $2.2 million in fiscal 2001. As of March 31, 2001, our total product development staff consisted of 19 full-time employees. We believe that significant investments in product development are required to remain competitive.

PROPRIETARY RIGHTS

Our success and ability to compete is dependent in part upon our ability to protect and maintain our proprietary rights to our intellectual property. We regard our trademarks, and our other intellectual property, as having significant value and being an important factor in the development and marketing of our products.

We currently rely on a combination of trademark, trade secret and copyright laws and restrictions on disclosure to establish and protect our intellectual property. We have obtained a trademark registration for the name TALX and service mark registrations for The Work Number For Everyone and The Work Number with the United States Patent and Trademark Office. TALXWare is one of our trademarks, and eChoice and W-2 eXpress are some of our service marks.

We generally enter into confidentiality agreements with our officers, employees and consultants. We also generally limit access to and distribution of our source code and the disclosure and use of other proprietary information. However, these measures provide only limited protection of our intellectual property rights. In addition, we may not have signed agreements containing adequate protective provisions in every case, and the contractual provisions that are in place may not provide us with adequate protection in all circumstances.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain or use technology that we regard as proprietary. We cannot assure you that the steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop techniques that are similar or superior to our technology. Any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of competitive advantage and decreased revenues. In addition, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resources and could significantly harm our business.

Our industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. Third parties have asserted in the past and, from time to time, may assert in the future, patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. For example, we recently entered into a license agreement to use various interactive voice response and computer telephony integration technologies under which we made an initial payment and will pay future royalties. Further, we have not conducted a search to determine whether the technology included in our products infringes or misappropriates intellectual property held by other third parties. Any claims asserting that our systems infringe or may infringe proprietary rights of third parties, if determined adversely to us, could significantly harm our business.

BACKLOG

We include in backlog executed contracts that require us to install and deliver either human resources and benefits application services or customer premises systems in a future period. We had a total backlog in these businesses of approximately $7 million at March 31, 2000 and $18 million at March 31, 2001, with a one-year backlog of approximately $7 million at March 31, 2000 and $9 million at March 31, 2001. Substantially all of our backlog is attributable to human resources and benefits application services. Generally, contracts for delivery of human resources and benefits application services have terms ranging from one to three years and are not cancelable without payment of a specified termination penalty. Customer premises systems contracts are generally not cancelable at will. Backlog is not necessarily indicative of past or future operating results.

CLIENTS

As of March 31, 2001, The Work Number database contained employee records from over 550 clients, representing more than 43 million present and former employees. Additionally, as of that date, we had contracts with over 100 additional clients to provide records of approximately 9 million present and former employees in backlog. These clients typically employ over 5,000 employees, and include approximately 150 of the Fortune 500 companies and many federal, state and local government agencies. Our clients operate in a wide variety of industries, including financial services, telecommunications services, retail, consumer products, temporary services and government. No client accounted for more than 10% of total revenues in any of the fiscal years 1999, 2000 or 2001. The following is an alphabetical list of the some of the largest current clients of The Work Number in each of these categories, based on the number of current employee records in our database as of April 30, 2001:

FINANCIAL SERVICES:          TELECOMMUNICATIONS SERVICES:  RETAIL:
Bank One Corporation         AT&T Corp.                    Sears, Roebuck and
Co.
First Union Corporation      Lucent Technologies Inc.      The Kroger Co.
Wells Fargo & Company        Verizon                       Wal-Mart Stores, Inc.
CONSUMER PRODUCTS:           TEMPORARY SERVICES:           GOVERNMENT:
General Electric             Adecco SA                     United States
Department of Agriculture
Johnson & Johnson            LaborReady, Inc.              United States
Department of Defense
Kraft Foods Inc.             Spherion Corporation          United States
Department of Veterans Affairs

The following are alphabetical lists of our some of our largest human resources and benefits application services clients and some of our largest customer premises systems clients, based on revenues generated in fiscal 2001:

HUMAN RESOURCES AND BENEFITS APPLICATION SERVICES:   CUSTOMER PREMISES SYSTEMS:
AmSouth Bank                                         City of Phoenix, Arizona
Best Buy Co., Inc.                                   Kaiser Permanente
Capital One                                          PricewaterhouseCoopers LLP
HCR Manor Care, Inc.                                 Texaco
Waste Management, Inc.                               United States Department of
Veterans Affairs

EMPLOYEES


As of March 31, 2001, we employed 240 full-time and 13 part-time employees. We have never had a work stoppage, and no employees are represented by a labor organization. We consider our employee relations to be good.


PROPERTIES

Our headquarters and executive offices are located in an approximately 40,000 square foot office building located at 1850 Borman Court, St. Louis, Missouri 63146 pursuant to a lease ending in September 2002 with an annual base rental of approximately $413,000, subject to increases for taxes, insurance and operating expenses. We have entered into a lease ending in 2003 for approximately 22,000 square feet of additional office space located near our headquarters with an annual base rental of approximately $226,000, subject to increases for taxes, insurance and operating expenses. We also lease sales offices in Arizona, Georgia, Massachusetts and the District of Columbia. We believe our facilities have been generally well maintained, are in good operating condition and are adequate for our current requirements.

LEGAL PROCEEDINGS

We are a defendant from time to time in routine lawsuits incidental to our business. Based on the information currently available, we believe that no current proceedings, individually or in the aggregate, will have a material adverse effect upon us.

                                   MANAGEMENT

Our executive officers and directors and their ages as of June 1, 2001 are as follows:

NAME                                AGE   POSITION
----                                ---   --------
William W. Canfield...............  62    Chairman of the Board, President and
Chief Executive
                                          Officer
Craig N. Cohen....................  42    Vice President--Application Services
and Software, and
                                          Chief Financial Officer
Michael E. Smith..................  57    Vice President--Business Development
Richard F. Ford...................  64    Director
Craig E. LaBarge..................  50    Director
Eugene M. Toombs..................  59    Director
M. Stephen Yoakum.................  48    Director

William W. Canfield has been our President and Chief Executive Officer and a director since 1987 and has been Chairman of the Board of Directors since 1988. Mr. Canfield holds a Bachelor of Science degree in Electrical Engineering from Purdue University and an M.B.A. degree from Washington University.

Craig N. Cohen has been our Chief Financial Officer since 1994, Secretary since 1996 and Vice President--Application Services and Software since 1999. Previously, Mr. Cohen spent 12 years with KPMG LLP in a variety of positions, most recently as a Senior Manager in the Audit Department. Mr. Cohen holds a Bachelor of Science in Accountancy and a Masters of Accountancy from the University of Missouri--Columbia.

Michael E. Smith has been our Vice President--Business Development since 1994. His primary responsibility is managing our relationships with our strategic marketing alliances. Previously, from 1989 to 1994, Mr. Smith had product responsibility for our minicomputer-based interactive voice response system. Mr. Smith holds a Bachelor of Science degree in Mathematics from Southeast Missouri State University.

Richard F. Ford has been a director since 1988. Mr. Ford is General Partner of Gateway Associates L.P., a venture capital partnership he formed in 1984. Mr. Ford is a director of CompuCom Systems, Inc., D&K Healthcare Resources, Inc. and Stifel Financial Corp. Mr. Ford holds a Bachelor of Arts degree in Economics from Princeton University.

Craig E. LaBarge joined our board of directors in 1994. Mr. LaBarge is Chief Executive Officer and President and a director of LaBarge, Inc., a publicly-held company, engaged in the contract engineering and manufacture of sophisticated electronic products. Mr. LaBarge has held the position of Chief Executive Officer and President since 1991. Mr. LaBarge is a director of Young Innovations, Inc. Mr. LaBarge holds a Bachelor of Science degree from St. Louis University.

Eugene M. Toombs has been a director since 1994. Mr. Toombs is Chairman, President and Chief Executive Officer and a director of MiTek, Inc., which is a global provider of fastening devices, software and engineering services to the building components industry. Mr. Toombs has held the position of Chief Executive Officer since January 1, 1993. Mr. Toombs holds a Bachelor of Science Degree from Fairleigh Dickinson University and an Executive Education Degree from Harvard Business School.

M. Stephen Yoakum joined our board of directors in 1991. Mr. Yoakum is the Executive Director of The Public School Retirement System of Missouri, a position he has held since June 1, 2001. From April 1997 through May 2001, he was the Chief Operating Officer and managing partner of Rockwood Capital Advisors, L.L.C., a fixed income investment management firm managing tax exempt assets. From 1994 through March 1997, he was Executive Director of The Public School Retirement System of Missouri. Mr. Yoakum holds a Bachelor of Science degree in Public Administration from the University of Missouri--Columbia.

                       PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth specified information regarding the beneficial ownership of our common stock as of July 6, 2001 and as adjusted to reflect the sale of shares of our common stock in this offering, held by:

   --  each of our directors who owns common stock;

   --  each of our executive officers who owns common stock;

   -- each person known or believed by us to beneficially own 5% or more of our common stock;


   --  the selling shareholder; and


   -- all of our executive officers and directors as a group, and as adjusted to give effect to this offering.


Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares. The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days of July 6, 2001. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. This table assumes no exercise of the underwriters' over-allotment option. Percentage of ownership is based on 9,818,263 shares of common stock outstanding on July 6, 2001 and 12,318,263 shares of common stock outstanding after completion of this offering.




     SHARES BENEFICIALLY
                                             SHARES BENEFICIALLY
            OWNED
                                           OWNED PRIOR TO OFFERING     SHARES TO
BE     AFTER OFFERING
                                          --------------------------   SOLD IN
THIS   -------------------
   EXECUTIVE OFFICERS AND DIRECTORS         SHARES        PERCENT(1)
OFFERING      SHARES    PERCENT
   --------------------------------       -----------     ----------
------------   --------   --------
   William W. Canfield(2)...............      987,139        9.9%        200,000
     787,139      6.3%
   Craig N. Cohen(3)....................       44,710        *            --
      44,710      *
   Michael E. Smith(4)..................       49,130        *            --
      49,130      *
   Richard F. Ford(5)...................       28,050        *            --
      28,050      *
   Craig E. LaBarge(6)..................       12,375        *            --
      12,375      *
   Eugene M. Toombs(7)..................       35,697        *            --
      35,647      *
   M. Stephen Yoakum(8).................       10,728        *            --
      10,728      *
   All executive officers and directors
     as a group(9)......................    1,167,829       11.6%        200,000
     967,829      7.6%


---------------------------

  *   Represents beneficial ownership of less than one percent.

 (1) Percentages are determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.


 (2) Includes 14,850 shares owned by Mr. Canfield's spouse and 161,700 shares that Mr. Canfield may acquire upon exercise of options within 60 days after July 6, 2001. Mr. Canfield's address is 1850 Borman Court, St. Louis, Missouri 63146. If the underwriters exercise the over-allotment option in full, Mr. Canfield would beneficially own 757,139 shares of common stock, representing 6.0% of our outstanding common stock.


 (3) Includes 22,714 shares that Mr. Cohen may acquire upon exercise of options within 60 days after July 6, 2001.

 (4) Includes 22,345 shares that Mr. Smith may acquire upon the exercise of options within 60 days after July 6, 2001.

 (5) Includes 6,600 shares owned by Mr. Ford's spouse and 9,900 shares that Mr. Ford may acquire upon exercise of options within 60 days after July 6, 2001.

 (6) Includes 9,900 shares that Mr. LaBarge may acquire upon the exercise of options within 60 days after July 6, 2001.

 (7) Includes 9,900 shares that Mr. Toombs may acquire upon the exercise of options within 60 days after July 6, 2001.

 (8) Includes 9,900 shares that Mr. Yoakum may acquire upon the exercise of options within 60 days after July 6, 2001.


 (9) Includes 250,131 shares that may be acquired upon exercise of options within 60 days after July 6, 2001.

                        SHARES ELIGIBLE FOR FUTURE SALE


Upon completion of this offering, we will have 12,318,263 shares of common stock outstanding based on the number of shares outstanding as of July 6, 2001. Substantially all of these shares, including the shares of common stock sold in this offering, will be freely tradable without restriction or further registration under the Securities Act. However, any shares held by someone who is or has within the past three months been one of our "affiliates" will be subject to the limitations of Rule 144 adopted under the Securities Act. An affiliate is a person who has a control relationship with us.


In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of ours and persons whose shares are aggregated with an affiliate, or a person who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1% of the total number of outstanding shares of the same class or (2) the average weekly trading volume of the common stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been an affiliate of ours for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

Our officers and directors, who own 1,167,829 shares, have agreed that they will not, subject to certain exceptions, sell or otherwise dispose of any shares of common stock beneficially owned by them for a period of ninety days after the effective date of this prospectus. Following expiration of the lock-up period, or earlier if permitted, these shares will be eligible for sale subject to the restrictions of Rule 144. The sale of a substantial number of these shares in the public market could adversely affect the prevailing market price of our common stock following the offering.

Prior to or in connection with our initial public offering, we entered into several agreements with shareholders that provided registration rights to such shareholders. Under those agreements, we are generally required to effect specified demand registrations, as well as piggyback registrations, with respect to those shares, subject to certain limitations. We are generally required to bear the costs of those registrations, subject to certain exceptions. Holders of up to approximately 1.5 million shares continue to have registration rights under those agreements. Additionally, we have granted the Ti3 shareholders the right to demand registration of 341,854 shares of our common stock beginning December 29, 2001, as well as certain piggyback registration rights. Registration of any of the shares of our common stock held by any of those shareholders under those agreements would result in such shares becoming freely tradable immediately upon effectiveness of the registration.

                                  UNDERWRITING


We and the selling shareholder have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., Adams, Harkness & Hill, Inc., Robert W. Baird & Co. Incorporated, A.G. Edwards & Sons, Inc. and Stifel, Nicolaus & Company, Incorporated are acting as the underwriters.


The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

                                                                 NUMBER OF
   UNDERWRITER                                                    SHARES
   -----------                                                   ---------
   CIBC World Markets Corp. ...................................
   Adams, Harkness & Hill, Inc. ...............................
   Robert W. Baird & Co. Incorporated..........................
   A.G. Edwards & Sons, Inc. ..................................
   Stifel, Nicolaus & Company, Incorporated....................
                                                                 ---------
             Total.............................................
                                                                 =========

The underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.


The shares should be ready for delivery on or about           , 2001 against
payment in immediately available funds.           , 2001 is the fourth business
day following the date of this prospectus. The fourth day settlement may affect the trading of the shares on the date of this prospectus and on the three following business days. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The representatives have advised us and the selling shareholder that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to other securities dealers at such price less a
concession of $     per share. The underwriters may also allow, and such dealers
may reallow, a concession not in excess of $     per share to other dealers.
After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.



We and the selling shareholder have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 375,000 additional shares from us and a maximum of 30,000 additional shares from the selling shareholder to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If the underwriters exercise this option in
full, the total price to public will be $          , the total proceeds to us
will be $          and the total proceeds to the selling shareholder will be
$          . The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by the selling shareholder and us:



                                                                   TOTAL WITHOUT
      TOTAL WITH FULL
                                                                 EXERCISE OF
OVER-    EXERCISE OF OVER-
                                                    PER SHARE    ALLOTMENT
OPTION     ALLOTMENT OPTION
                                                    ---------
-----------------    -----------------
                    TALX Corporation..............  $               $
        $
                    Selling Shareholder...........
                                                                    ----------
        ----------
                              Total...............                  $
        $
                                                                    ==========
        ==========



We and the selling shareholder estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $750,000. Pursuant to registration rights granted to the selling shareholder, we will pay the expenses of the registration of his shares, other than underwriting discounts or commissions applicable to such shares.



We and the selling shareholder have agreed to indemnify the underwriters and each other against certain liabilities, including liabilities under the Securities Act of 1933.



We, along with our executive officers and directors, including the selling
shareholder, with respect to           shares of common stock that they
collectively beneficially own, have agreed to a 90-day "lock up." This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp.


Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before we complete the distribution of the shares. However, the underwriters may engage in the following activities in accordance with the rules:

   -- Stabilizing transactions--The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

   -- Over-allotments and syndicate covering transactions--In connection with this offering, the underwriters may sell more shares of our common stock than the number of shares than they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either "covered" short sales or "naked" short sales. Covered short sales are short sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

   -- Penalty bids--If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

   -- Passive market making--Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchase shares, subject to limitations, until a stabilizing bid is made, if ever.

Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

We and the underwriters expect that the shares will be ready for delivery on the fourth business day following the date of this prospectus. Under Securities and Exchange Commission regulations, secondary market trades are required to settle in three business days following the trade date, commonly referred to as "T+3," unless the parties to the trade agree to a different settlement cycle. We and the underwriters expect the trade date to be the first business day following the date of this prospectus. As noted above, the shares will settle in T+3. Therefore, if you wish to trade on the date of this prospectus or during the next three succeeding business days you must specify an alternate settlement cycle at the time of the trade to prevent a failed settlement. If you wish to trade shares on the date of this prospectus or during the next three succeeding business days you should consult your own advisors.

Richard F. Ford, one of our directors, is also a director of Stifel Financial Corp., the corporate parent of Stifel, Nicolaus & Company, Incorporated.


In May 1999, we entered into an agreement with A.G. Edwards & Sons, Inc. under which they serve as our exclusive financial advisor in connection with acquisitions, and may assist us in connection with other matters, in exchange for advisory fees. Pursuant to that agreement, we issued to AGE Investments, Inc., an affiliate of A.G. Edwards & Sons, Inc., warrants to purchase a total of 41,250 shares at an exercise price of $5.30 per share, which vest ratably over three years. Additionally, until one year after the termination or expiration of the agreement, we have granted A.G. Edwards & Sons, Inc. a right of first refusal to act as financial advisor or lead placement agent or managing underwriter, as appropriate, for any acquisition, merger, recapitalization, capital offering or other transaction for which we require the assistance of an investment banker. We also paid A.G. Edwards & Sons, Inc. a financial advisory fee in connection with the Ti3 acquisition.


                                 LEGAL MATTERS

Bryan Cave LLP, St. Louis, Missouri, as our outside counsel, has issued an opinion as to the legality of our common stock. Certain partners and other lawyers at Bryan Cave LLP beneficially own approximately 265,000 shares of our common stock. Certain legal matters relating to this offering will be passed upon by Bingham Dana LLP, Boston, Massachusetts, as counsel for the underwriters.

                                    EXPERTS

The consolidated financial statements of TALX Corporation as of March 31, 2000 and 2001 and for each of the years in the three-year period ended March 31, 2001 and the financial statements of Ti3, Inc. as of and for the year ended March 31, 2001 included in this prospectus have been included in reliance on the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and, in the case of TALX Corporation, incorporated by reference from its Annual Report on Form 10-K for the year ended March 31, 2001, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with Securities and Exchange Commission in connection with this offering. In addition, we file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of its public reference room. You can request copies of these documents by writing to the Commission and paying a duplicating charge. The Securities and Exchange Commission also makes our filings available to the public on its Internet site (http:\\ www.sec.gov). Quotations relating to our common stock appear on the Nasdaq National Market, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the Nasdaq, 1735 K Street, NW, Washington, D.C. 20006-1500.


The Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the Commission after July 31, 2001, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 000-21465) prior to the termination of this offering:


     1. Our Annual Report on Form 10-K for the fiscal year ended March 31, 2001;


     2. Our Current Report on Form 8-K dated June 28, 2001;



     3.Our Current Report on Form 8-K dated July 16, 2001;



     4.Our Current Report on Form 8-K dated July 18, 2001;



     5.Our Amended Annual Report on Form 10-K/A for the fiscal year ended March
       31, 2001; and



     6. Our Registration Statement on Form 8-A filed on October 2, 1996, registering our common stock under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.


To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus will control. The incorporated statement will not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

We will provide you with copies of any of the documents incorporated by reference into this prospectus without charge, other than exhibits attached to those documents, unless such exhibits are specifically incorporated by reference into the information incorporated herein. Please direct your written or oral request to 1850 Borman Court, St. Louis, Missouri 63146, attention: Investor Relations, telephone number (314) 214-7000.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
TALX CORPORATION AND SUBSIDIARIES CONSOLIDATED FINANCIAL
  STATEMENTS
Report of KPMG LLP, Independent Auditors....................    F-2
Consolidated Balance Sheets as of March 31, 2000 and 2001...    F-3
Consolidated Statements of Operations for the years ended
  March 31, 1999, 2000 and 2001.............................    F-4
Consolidated Statements of Shareholders' Equity for the
  years ended March 31, 1999, 2000 and 2001.................    F-5
Consolidated Statements of Cash Flows for the years ended
  March 31, 1999, 2000 and 2001.............................    F-7
Notes to Consolidated Financial Statements..................    F-8

TI3, INC. FINANCIAL STATEMENTS
Report of KPMG LLP, Independent Auditors....................   F-18
Balance Sheet as of March 31, 2001..........................   F-19
Statement of Earnings for the year ended March 31, 2001.....   F-20
Statement of Stockholders' Equity for the year ended March
  31, 2001..................................................   F-21
Statement of Cash Flows for the year ended March 31, 2001...   F-22
Notes to Financial Statements...............................   F-23

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Unaudited Pro Forma Combined Financial Statements...........   F-28
Unaudited Pro Forma Combined Balance Sheet as of March 31,
  2001......................................................   F-29
Unaudited Pro Forma Combined Statement of Operations for the
  year ended March 31, 2001.................................   F-30
Notes to Unaudited Pro Forma Combined Financial
  Statements................................................   F-31

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders of
TALX Corporation:

We have audited the accompanying consolidated balance sheets of TALX Corporation and subsidiaries as of March 31, 2000 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2001. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TALX Corporation and subsidiaries as of March 31, 2000 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2001, in conformity with accounting principles generally accepted in the United States of America.
                                          /s/ KPMG LLP
St. Louis, Missouri

April 20, 2001, except for note 16, which is as of July 2, 2001, and for note 17, which is as of July 31, 2001

                       TALX CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                                    MARCH 31,

------------------
                                                                 2000       2001
                                                                -------
-------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 3,276    $
5,167
  Short-term investments....................................      3,015
4,558
  Accounts receivable, net..................................      7,980
7,407
  Inventories...............................................        832
627
  Work in progress, less progress billings..................      2,684
2,905
  Prepaid expenses and other current assets.................      2,404
2,313
  Deferred tax assets, net..................................        624
159
                                                                -------
-------
     Total current assets...................................     20,815
23,136
Property and equipment, net.................................      5,777
5,160
Capitalized software development costs, net of amortization
  of $4,762 in 2000 and $5,620 in 2001......................      3,401
4,007
Other assets................................................        140
1,692
                                                                -------
-------
                                                                $30,133
$33,995
                                                                =======
=======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $   803    $
495
  Accrued expenses and other liabilities....................      2,737
4,670
  Dividends payable.........................................         --
282
  Income taxes payable......................................         87
24
  Progress billings in excess of work in progress...........        931
403
  Deferred revenue..........................................      1,099
875
                                                                -------
-------
     Total current liabilities..............................      5,657
6,749
Deferred tax liabilities, net...............................      1,168
1,101
                                                                -------
-------
     Total liabilities......................................      6,825
7,850
                                                                -------
-------
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $0.01 par value; authorized 5,000,000
     shares and no shares issued or outstanding at March 31,
     2000 and 2001..........................................         --
--
  Common stock, $0.01 par value; authorized 30,000,000
     shares, issued and outstanding 5,616,448 shares at
     March 31, 2000 and 9,404,439 shares at March 31,
     2001...................................................         56
94
  Additional paid-in capital................................     23,978
34,288
  Accumulated deficit.......................................       (726)
(8,205)
  Accumulated other comprehensive income:
     Unrealized gain on securities classified as available
      for sale, net of tax of $22...........................         --
35
  Treasury stock, at cost, no shares at March 31, 2000 and
     3,251 shares at March 31, 2001.........................         --
(67)
                                                                -------
-------
     Total shareholders' equity.............................     23,308
26,145
                                                                -------
-------
                                                                $30,133
$33,995
                                                                =======
=======

          See accompanying notes to consolidated financial statements.

                       TALX CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                                       YEARS
ENDED MARCH 31,

-----------------------------------
                                                                  1999
2000         2001
                                                                ---------
---------    ---------
Revenues:
  The Work Number services..................................    $   9,109    $
12,328    $  19,094
  Human resources and benefits application services.........        5,126
7,993       10,694
  Customer premises systems.................................       10,948
10,835        6,882
  Maintenance and support...................................        4,920
4,876        4,417
                                                                ---------
---------    ---------
    Total revenues..........................................       30,103
36,032       41,087
                                                                ---------
---------    ---------
Cost of revenues:
  The Work Number services..................................        3,138
3,973        6,179
  Human resources and benefits application services.........        3,225
4,460        6,956
  Customer premises systems.................................        7,874
8,388        5,790
  Maintenance and support...................................        1,545
1,367        1,275
                                                                ---------
---------    ---------
    Total cost of revenues..................................       15,782
18,188       20,200
                                                                ---------
---------    ---------
    Gross margin............................................       14,321
17,844       20,887
                                                                ---------
---------    ---------
Operating expenses:
  Selling and marketing.....................................        8,339
7,820        8,542
  General and administrative................................        4,853
5,477        5,609
  Restructuring charge......................................          496
   --           --
                                                                ---------
---------    ---------
    Total operating expenses................................       13,688
13,297       14,151
                                                                ---------
---------    ---------
    Operating income........................................          633
4,547        6,736
                                                                ---------
---------    ---------
Other income, net:
  Interest income...........................................           55
   85          539
  Interest expense..........................................          (57)
   (4)          --
  Other, net................................................           10
    1           23
                                                                ---------
---------    ---------
    Total other income, net.................................            8
   82          562
                                                                ---------
---------    ---------
    Earnings from continuing operations before income tax
      expense...............................................          641
4,629        7,298
Income tax expense..........................................          239
1,862        2,990
                                                                ---------
---------    ---------
    Earnings from continuing operations.....................          402
2,767        4,308
                                                                ---------
---------    ---------
Discontinued operations:
    Gain on disposal of discontinued operations, net........           --
  117           37
                                                                ---------
---------    ---------
    Net earnings............................................    $     402    $
2,884    $   4,345
                                                                =========
=========    =========
Basic earnings per share:
  Earnings from continuing operations.......................    $    0.05    $
 0.30    $    0.46
  Gain on disposal of discontinued operations, net..........           --
 0.01         0.01
                                                                ---------
---------    ---------
    Net earnings............................................    $    0.05    $
 0.31    $    0.47
                                                                =========
=========    =========
Diluted earnings per share:
  Earnings from continuing operations.......................    $    0.04    $
 0.30    $    0.45
  Gain on disposal of discontinued operations, net..........           --
 0.01           --
                                                                ---------
---------    ---------
    Net earnings............................................    $    0.04    $
 0.31    $    0.45
                                                                =========
=========    =========
Weighted average number of common shares outstanding:
      Basic.................................................    8,912,219
9,173,954    9,323,571
      Diluted...............................................    9,107,067
9,335,059    9,570,156

          See accompanying notes to consolidated financial statements.

                       TALX CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   YEARS ENDED MARCH 31, 1999, 2000, AND 2001
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)


ACCUMULATED
                                              ADDITIONAL
OTHER                                      TOTAL
                                     COMMON    PAID-IN     ACCUMULATED
COMPREHENSIVE   TREASURY   COMPREHENSIVE   SHAREHOLDERS'
                                     STOCK     CAPITAL       DEFICIT
INCOME        STOCK        INCOME          EQUITY
                                     ------   ----------   -----------
-------------   --------   -------------   -------------
BALANCE AT MARCH 31, 1998..........   $53      $23,225       $(3,770)       $
--        $  --                        $19,508
Net earnings and total
  comprehensive income.............    --           --           402
--           --        $  402              402

                      ======
Repurchase of 41,587 shares of
  common stock.....................    --           --            --
--         (234)                          (234)
Issuance of 40,033 shares of common
  stock and 10,855 shares of
  treasury stock upon exercise of
  stock options....................     1          134           (44)
--           56                            147
Issuance of 31,470 shares of common
  stock and 29,784 shares of
  treasury stock under employee
  stock purchase plan..............    --          120           (20)
--          172                            272
Issuance of 117,482 shares of
  common stock upon exercise of
  warrants.........................     1           (1)           --
--           --                             --
                                      ---      -------       -------
------        -----                        -------
BALANCE AT MARCH 31, 1999..........    55       23,478        (3,432)
--           (6)                        20,095
Net earnings and total
  comprehensive income.............    --           --         2,884
--           --        $2,884            2,884

                      ======
Repurchase of 58,500 shares of
  common stock.....................    --           --            --
--         (481)                          (481)
Issuance of 61,065 shares of common
  stock and 41,598 shares of
  treasury stock upon exercise of
  stock options....................     1          271          (143)
--          329                            458
Issuance of 29,959 shares of common
  stock and 17,850 shares of
  treasury stock under employee
  stock purchase plan..............    --          229           (35)
--          158                            352
Issuance of 20,407 shares of common
  stock upon exercise of
  warrants.........................    --           --            --
--           --                             --
                                      ---      -------       -------
------        -----                        -------
BALANCE AT MARCH 31, 2000..........   $56      $23,978       $  (726)       $
--        $  --                        $23,308

                                  (Continued)

                       TALX CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   YEARS ENDED MARCH 31, 1999, 2000, AND 2001
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)
                                  (CONTINUED)


ACCUMULATED
                                              ADDITIONAL
OTHER                                      TOTAL
                                     COMMON    PAID-IN     ACCUMULATED
COMPREHENSIVE   TREASURY   COMPREHENSIVE   SHAREHOLDERS'
                                     STOCK     CAPITAL       DEFICIT
INCOME        STOCK        INCOME          EQUITY
                                     ------   ----------   -----------
-------------   --------   -------------   -------------
BALANCE AT MARCH 31, 2000..........   $56      $23,978       $  (726)
$--        $    --                       $23,308
Net earnings.......................    --           --         4,345
--             --       $4,345            4,345
Net unrealized gain on marketable
  equity securities................    --           --            --
35             --           35               35

                      ------
Total comprehensive income.........
                      $4,380

                      ======
Repurchase of 112,500 shares of
  common stock.....................    --           --            --
--         (1,928)                       (1,928)
Issuance of 42,293 shares of common
  stock and 90,867 shares of
  treasury stock upon exercise of
  stock options....................     1          193        (1,167)
--          1,560                           587
Issuance of 13,316 shares of common
  stock and 19,286 shares of
  treasury stock under employee
  stock purchase plan..............    --          218           (34)
--            301                           485
Issuance of 39,895 shares of common
  stock upon exercise of
  warrants.........................    --           --            --
--             --                            --
Issuance of 563,935 shares of
  common stock and 838 shares of
  treasury stock upon 10% stock
  dividend.........................     6        9,863        (9,869)
--             --                            --
Issuance of 3,128,552 shares of
  common stock and 66 shares of
  treasury stock upon 3-for-2 stock
  split............................    31          (31)           --
--             --                            --
Income tax benefit from stock
  options exercised................    --           67            --
--             --                            67
Cash dividends ($0.08 per share)...    --           --          (754)
--             --                          (754)
                                      ---      -------       -------
---        -------                       -------
BALANCE AT MARCH 31, 2001..........   $94      $34,288       $(8,205)
$35        $   (67)                      $26,145
                                      ===      =======       =======
===        =======                       =======

          See accompanying notes to consolidated financial statements.

                       TALX CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    YEARS ENDED
MARCH 31,

-----------------------------
                                                                 1999       2000
      2001
                                                                -------
-------    -------
Cash flows from operating activities:
  Net earnings..............................................    $   402    $
2,884    $ 4,345
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................      3,071
4,145      4,615
     Discontinued operations, net...........................        298
859         --
     Deferred taxes.........................................        239
1,800        398
     Change in assets and liabilities:
       Accounts receivable..................................        (50)
(1,428)       573
       Inventories..........................................        190
430        205
       Work in progress, less progress billings, net........     (1,250)
486       (221)
       Prepaid expenses and other current assets............       (531)
(1,105)        91
       Other assets.........................................        (66)
(68)    (1,552)
       Accounts payable.....................................       (703)
(272)      (308)
       Accrued expenses and other liabilities...............        (21)
1,056      1,933
       Income taxes payable.................................         --
87        (18)
       Progress billings in excess of work in progress,
          net...............................................        412
343       (528)
       Deferred revenue.....................................        168
(26)      (224)
                                                                -------
-------    -------
          Net cash provided by operating activities.........      2,159
9,191      9,309
                                                                -------
-------    -------
Cash flows from investing activities:
  Additions to property and equipment.......................     (3,399)
(1,678)    (1,819)
  Capitalized software development costs....................     (1,557)
(1,818)    (2,766)
  Proceeds from maturity of short-term investments..........         --
--      3,000
  Purchases of short-term investments.......................         --
(3,015)    (4,505)
                                                                -------
-------    -------
       Net cash used in investing activities................     (4,956)
(6,511)    (6,090)
                                                                -------
-------    -------
Cash flows from financing activities:
  Dividends paid............................................         --
--       (472)
  Issuance of common stock..................................        419
810      1,072
  Repurchase of common stock................................       (234)
(481)    (1,928)
                                                                -------
-------    -------
       Net cash provided by (used in) financing
          activities........................................        185
329     (1,328)
                                                                -------
-------    -------
       Net increase (decrease) in cash and cash
          equivalents.......................................     (2,612)
3,009      1,891
Cash and cash equivalents at beginning of year..............      2,879
267      3,276
                                                                -------
-------    -------
Cash and cash equivalents at end of year....................    $   267    $
3,276    $ 5,167
                                                                =======
=======    =======

          See accompanying notes to consolidated financial statements.

                       TALX CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            MARCH 31, 2000 AND 2001

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a)  Description of Business

TALX Corporation is the leading provider of automated employment and income verification services and a leader in providing outsourced employee self-service applications. We use interactive web and interactive voice response software and other technologies to enable an organization's employees, managers and other authorized users to access, input and update payroll, benefits and other employment-related information. Our services and software are designed to enhance service levels, improve productivity and reduce costs by automating historically labor-intensive, paper-based processes and enabling users to perform self-service transactions. Our clients are typically large organizations, including approximately 150 of the Fortune 500 and government agencies.

  (b)  Principles of Consolidation

The consolidated financial statements include the accounts of TALX Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  (c)  Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

  (d)  Short-term Investments

Short-term investments at March 31, 2000 and 2001, consist of U.S. government agency debt instruments. We classify our debt and marketable equity securities in one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities which we have the ability and intent to hold until maturity. All other securities are classified as available-for-sale. All of our securities were classified as available-for-sale at March 31, 2000 and 2001. Interest income is recognized when earned. Debt securities classified as available-for-sale are stated at market value.

  (e)  Inventories

Inventories are stated at the lower of cost (average) or market. Inventories consist primarily of hardware and spare parts.

  (f)  Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation and amortization. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the useful life of the asset or lease term.

  (g)  Product Development and Capitalized Software Development Costs

Product development costs are charged to operations as incurred. Software development costs are expensed as incurred until technological feasibility is achieved, after which they are capitalized on a product-by-product basis. Amortization of capitalized software development costs is computed using the straight-line

                       TALX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

method over the remaining estimated economic life of the product. Amortization of capitalized software development costs starts when the product is available for general release to clients.

  (h)  Revenue Recognition, Work in Progress and Progress Billings

Revenues from The Work Number are recognized from fees charged to users for verifications of employment history and income, and from maintenance and employer conversion fees. We recognize hardware and software license revenue upon shipment based on vendor-specific objective evidence. Revenues for customization services are recognized by the contract method of accounting using percentage of completion for larger, more complex systems and the completed contract method for smaller systems. Application services revenue is recognized as the services are provided. Revenue from maintenance contracts is deferred and recognized ratably over the maintenance period. Deferred maintenance revenue represents the unearned portion of maintenance fees.

  (i)  Concentration of Credit Risk

We sell our services and software in a variety of industries. No client represented over 10% of revenues in fiscal 1999, 2000 or 2001. We perform periodic credit evaluations of our clients' financial condition and generally do not require collateral; however, we maintain a security interest in hardware until payment is received. Credit losses from clients have been within management's expectations, and management believes the allowance for doubtful accounts adequately provides for any expected losses.

  (j)  Income Taxes

We record income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (k)  Fair Value of Financial Instruments

We disclose estimated fair values for our financial instruments. A financial instrument is defined as cash or a contract that both imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity.

  (l)  Stock Option Plans

We record stock-based compensation over the vesting period for the difference between the quoted market price of an award at the date of grant and the exercise price of the option, if any. We provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and later years as if the fair-value-based method had been applied.

  (m)  Management's Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                       TALX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

  (n)  Net Earnings Per Share

Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the incremental increase in common shares outstanding assuming the exercise of all employee stock options and warrants that would have had a dilutive effect on earnings per share.

  (o)  Reclassifications

Certain balances in prior fiscal years have been reclassified to conform to the presentation adopted in the current fiscal year.

(2)  RESTRUCTURING CHARGE

During the quarter ended December 31, 1998, we reorganized our sales and delivery operations and refocused our product line related to our customer premises systems business. In conjunction with the reorganization, we reduced our workforce by approximately 8% and closed certain regional sales offices. As a result of these actions, we incurred restructuring charges of $318,000 related to employee severance costs and $178,000 of other costs. These items are reflected in the line item "restructuring charge" on the statement of operations for the year ended March 31, 1999 and no amounts remain on the balance sheets at March 31, 2000 and 2001.

(3)  DISCONTINUED OPERATIONS

Effective March 31, 2000, we sold all of the assets, net of liabilities, of the database services business to WPZ Holdings, Inc., the parent company of one of the division's largest customers. The sales price was $1,273,000, which represented the current book value of the net assets sold. We realized pre-tax and after-tax gains of $187,000 and $117,000, respectively. While the effective date of the transaction was March 31, 2000, cash settlement occurred April 5, 2000. At March 31, 2000, the receivable for the sales price is included in prepaid expenses and other current assets.

During the quarter ended September 30, 2000, we concluded all transition-related activity for the database services business. Completing this transition ahead of schedule resulted in a savings of $61,000 of the transition reserve. Therefore, we realized pre-tax and after-tax gains of $61,000 and $37,000, respectively.

                       TALX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The results of operations for the database business for the years ended March 31, 1999, 2000 and 2001 were as follows:

                                                                           MARCH
31,

--------------------------
                                                                    1999
2000      2001
                                                                   ------
------    ------
                                                                         (IN
THOUSANDS)
    Revenues...................................................    $4,075
$4,800    $   --
                                                                   ======
======    ======
    Gain on disposal...........................................        --
187        61
    Income tax expense.........................................        --
70        24
                                                                   ------
------    ------
      Gain on disposal, net....................................        --
117        37
                                                                   ------
------    ------
      Net earnings.............................................    $   --    $
117    $   37
                                                                   ======
======    ======

As of March 31, 2000 and 2001 there were no assets or liabilities related to the database business on the balance sheets.

(4)  ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

                                                                       MARCH 31,

----------------
                                                                     2000
2001
                                                                    ------
------
                                                                     (IN
THOUSANDS)
    Accounts receivable.........................................    $8,350
$7,632
    Less allowance for doubtful accounts........................       370
225
                                                                    ------
------
                                                                    $7,980
$7,407
                                                                    ======
======

Billings to customers are made in accordance with the terms of the individual contracts.

(5)  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                                  RANGE OF
                                                                 ESTIMATED
  MARCH 31,
                                                                USEFUL LIVES
----------------
                                                                 (IN YEARS)
2000      2001
                                                                ------------
------    ------

(IN THOUSANDS)
    Computer equipment......................................      3-5
$6,510    $5,611
    Office furniture and equipment..........................      5-10
1,339       970
    External software.......................................      3-5
1,128     1,303
    Leasehold improvements..................................      3-10
3,206     3,667

------    ------

12,183    11,551
    Less accumulated depreciation and amortization..........
6,406     6,391

------    ------

$5,777    $5,160

======    ======

                       TALX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(6)  PRODUCT DEVELOPMENT AND CAPITALIZED SOFTWARE DEVELOPMENT COSTS

Product development costs and amortization of capitalized software development costs for the years ended March 31, 1999, 2000 and 2001 were as follows:

                                                                           MARCH
31,

--------------------------
                                                                    1999
2000      2001
                                                                   ------
------    ------
                                                                         (IN
THOUSANDS)
    Product development costs charged to general and
      administrative expenses..................................    $  462    $
369    $  405
                                                                   ======
======    ======
    Amortization of capitalized software development costs
      charged to cost of revenues..............................    $1,573
$2,239    $2,159
                                                                   ======
======    ======

(7)  ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities for the years ended March 31, 2000 and 2001 consist of the following:

                                                                       MARCH 31,

----------------
                                                                     2000
2001
                                                                    ------
------
                                                                     (IN
THOUSANDS)
    Accrued compensation and benefits...........................    $1,864
$2,500
    Accrued license costs.......................................        --
1,512
    Other.......................................................       873
658
                                                                    ------
------
                                                                    $2,737
$4,670
                                                                    ======
======

(8)  FINANCING ARRANGEMENTS

We have a $5,000,000 line of credit facility with a commercial bank. Outstanding borrowings, if any, will bear interest at LIBOR plus 2.25% and are secured by accounts receivable and inventory. During fiscal year ended March 31, 2000, the average outstanding borrowings under this facility were $51,000, with a maximum balance outstanding of $471,000. During the fiscal year ended March 31, 2001 there were no borrowings against this facility. There were no outstanding balances at March 31, 2000 and 2001.

(9)  LEASES

We have non-cancelable operating leases, primarily for office space and office equipment, that expire through fiscal 2006 and provide for purchase or renewal options. Total rent expense for operating leases, including contingent rentals, was $932,000, $1,063,000 and $1,360,000 in 1999, 2000 and 2001, respectively.

                       TALX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Future minimum lease payments under non-cancelable operating leases as of March 31, 2001 are as follows:

                                                                  (IN THOUSANDS)
    Fiscal Year:
      2002......................................................      $1,390
      2003......................................................         968
      2004......................................................         382
      2005......................................................         251
      2006......................................................          95
                                                                      ------
         Total minimum lease payments...........................      $3,086
                                                                      ======

(10)  INCOME TAXES

Income tax expense consists of the following:

                                                                           MARCH
31,

------------------------
                                                                    1999
2000      2001
                                                                    ----
------    ------
                                                                         (IN
THOUSANDS)
    Current:
      Federal...................................................    $ --    $
52    $2,188
      State and local...........................................      --
11       404
    Deferred:
      Federal...................................................     209
1,510       336
      State and local...........................................      30
289        62
                                                                    ----
------    ------
         Income tax expense before discontinued operations......     239
1,862     2,990
    Discontinued operations.....................................      --
70        24
                                                                    ----
------    ------
         Total income tax expense...............................    $239
$1,932    $3,014
                                                                    ====
======    ======

Income tax expense differed from the amounts computed by applying the federal income tax rate of 34% to earnings from continuing operations before income tax expense as a result of the following:

                                                                           MARCH
31,

------------------------
                                                                    1999
2000      2001
                                                                    ----
------    ------
                                                                         (IN
THOUSANDS)
    Computed "expected" tax expense.............................    $218
$1,574    $2,481
    Increase (decrease) in income taxes resulting from:
      State and local income taxes, net of federal income tax
         benefit................................................      20
198       308
      Travel and entertainment..................................      28
29        30
      Other, net................................................     (27)
61       171
                                                                    ----
------    ------
                                                                    $239
$1,862    $2,990
                                                                    ====
======    ======

                       TALX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2000 and 2001 are presented below:

                                                                       MARCH 31,

----------------
                                                                     2000
2001
                                                                    ------
------
                                                                     (IN
THOUSANDS)
    Deferred tax assets:
      Allowance for doubtful accounts...........................    $  142    $
 87
      Valuation allowance on inventory..........................        65
 24
      Accrual for compensated absences..........................        49
 71
      Differences in expense recognition methods................       139
 --
      Differences in depreciation and amortization..............       142
442
      Tax credit carryforwards..................................       240
176
                                                                    ------
------
         Total deferred tax assets..............................       777
800
                                                                    ------
------
    Deferred tax liabilities:
      Differences in capitalized software development cost
         methods................................................     1,310
1,543
      Differences in expense recognition methods................        11
199
                                                                    ------
------
         Total deferred tax liabilities.........................     1,321
1,742
                                                                    ------
------
         Net deferred tax liabilities...........................    $ (544)   $
(942)
                                                                    ======
======

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Our taxable income for the years ended March 31, 1999, 2000 and 2001 was $624,000, $5,860,000 and
$6,400,000, respectively. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not we will realize the benefits of these deductible differences.

(11)  SHAREHOLDERS' EQUITY

TALX has adopted a stock option plan for employees that provides for the issuance of a maximum of 2,772,000 shares of common stock pursuant to incentive or non-qualified options. Options are granted by the Board of Directors at prices not less than fair market value as of the date of the grant. Options vest 20% per year and expire six to ten years after the date of the grant.

TALX has adopted a stock option plan for outside directors that provides for the issuance of a maximum of 132,000 shares of common stock. Options are granted in the amount of 1,500 shares each to outside directors at prices not less than fair market value as of the date of the grant, which is April 1 of each year. The options vest one year from the date of grant. Options outstanding amount to 29,700 and 39,600 at March 31, 2000 and 2001, respectively.

                       TALX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Activity under the plans for the three years ended March 31, 2001 is as follows:


   WEIGHTED

   AVERAGE
                                                                     SHARES
EXERCISE PRICE
                                                                    ---------
--------------
    Outstanding at March 31, 1998...............................      591,461
    $2.86
    Granted -- 1999.............................................      526,350
     3.37
    Cancelled -- 1999...........................................     (121,297)
     3.33
    Exercised -- 1999...........................................      (88,677)
     2.13
                                                                    ---------
    Outstanding at March 31, 1999...............................      907,837
     3.16
    Granted -- 2000.............................................      312,180
     5.07
    Cancelled -- 2000...........................................      (58,027)
     4.04
    Exercised -- 2000...........................................     (164,683)
     2.70
    Outstanding at March 31, 2000...............................      997,307
     3.77
    Granted -- 2001.............................................      292,094
     9.36
    Cancelled -- 2001...........................................      (51,689)
     5.89
    Exercised -- 2001...........................................     (208,250)
     2.82
                                                                    ---------
    Outstanding at March 31, 2001...............................    1,029,462
     5.44
                                                                    =========

No compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plans been recognized for awards in fiscal 1999, net earnings would be reduced by $235,000 or $0.02 per share, based on the weighted average fair value of options granted of $3.37 per option. The effect for fiscal 2000 would be to reduce net earnings by $156,000 or $0.02 per share, based on the weighted average fair value of options granted of $5.07 per option. The effect for fiscal 2001 would be to reduce net earnings by $394,000 or $0.04 per share, based on the weighted average fair value of options granted of $9.36 per option.

The full impact of calculating compensation cost for stock options under SFAS No. 123 was not reflected in the determination of the impact, because compensation cost is reflected over the options' vesting period of six to ten years and compensation cost for options granted prior to April 1, 1995 is not considered. The fair value of option grants for fiscal 1999, 2000 and 2001 is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 65%, 86% and 62% in fiscal 1999, 2000 and 2001, respectively; risk-free interest rate of 5.00%, 6.00% and 4.91% in fiscal 1999, 2000 and 2001, respectively; expected life of 4.5, 4.5 and 5.0 years in fiscal 1999,

                       TALX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2000 and 2001, respectively; and an expected dividend yield of 0.0%, 0.0% and 3.5% in fiscal 1999, 2000 and 2001, respectively.

                                             OPTIONS OUTSTANDING
     OPTIONS EXERCISABLE
                               -----------------------------------------------
 ---------------------------
                                            WEIGHTED AVERAGE
                                               REMAINING           WEIGHTED
                 WEIGHTED
                               NUMBER OF    CONTRACTUAL LIFE       AVERAGE
 NUMBER OF       AVERAGE
    RANGE OF EXERCISE PRICE     SHARES          (YEARS)         EXERCISE PRICE
  SHARES      EXERCISE PRICE
    -----------------------    ---------    ----------------    --------------
 ---------    --------------
    $ 2.14 --  4.28.......       510,935          6.1               $ 3.47
  218,209         $3.56
      4.28 --  6.41.......       207,459          7.8                 4.79
   39,157          4.78
      6.41 --  8.55.......        29,700          8.6                 6.91
    5,940          6.91
      8.55 -- 10.69.......       267,718          9.1                 9.12
    1,650          8.71
     10.69 -- 12.83.......         9,900          5.0                11.52
       --            --
     12.83 -- 21.38.......         3,750          9.9                21.38
       --            --
                               ---------
  -------
                               1,029,462
  264,956
                               =========
  =======

During fiscal 1997, shareholders approved the TALX Corporation 1996 Employee Stock Purchase Plan (ESPP), which was amended in 1998 and 2000. The ESPP allows eligible employees the right to purchase common stock on a quarterly basis at the lower of 85% of the market price at the beginning or end of each three-month offering period. Of the 825,000 shares of common stock shares reserved for the ESPP, there were 538,041 shares remaining at March 31, 2001.

(12)  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts for our cash and cash equivalents, short-term investments, trade receivables, accounts payable, accrued expenses and income taxes payable approximate fair value because of the short-term maturity of these instruments.

(13)  EMPLOYEE BENEFIT PLAN

We sponsor a profit-sharing/401(k) plan. The plan covers substantially all of our employees. We make contributions to the plan, subject to ERISA limitations, up to 2.4% of employees' earnings. Total expense under the plan for the years ended March 31, 1999, 2000 and 2001 was $197,000, $219,000 and $305,000,
respectively.

(14)  COMMITMENTS AND CONTINGENCIES

From time to time we are involved in certain litigation matters arising in the normal course of business. In the opinion of management, these matters will not have a material adverse effect on the accompanying consolidated financial statements.

(15)  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the year for interest totaled $57,000, $4,000 and $0 for the years ended March 31, 1999, 2000 and 2001, respectively. Cash paid during the year for income taxes totaled $11,000, $13,000 and $2,653,000 for the years ended March 31, 1999, 2000 and 2001, respectively.

                       TALX CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(16)  SUBSEQUENT EVENT -- ACQUISITION

On July 2, 2001, we completed our acquisition of Ti3, Inc. ("Ti3"). As consideration for the acquisition, we paid the Ti3 shareholders approximately $50,000 in cash and issued to them 341,854 shares of our common stock, for an aggregate value of $11.8 million, based on recent average trading prices for our common stock. Of the shares issued, 34,187 were placed in a one-year escrow to support indemnification obligations. We may make additional payments in cash or shares of our common stock to Ti3 shareholders depending upon Ti3's financial performance in the 12 months immediately after the closing and utilization of Ti3's tax-loss carry-forwards during such period.

(17)  SUBSEQUENT EVENT -- REGISTRATION STATEMENT


On July 31, 2001, we filed a registration statement with the Securities and Exchange Commission relating to the proposed public offering of 2,700,000 shares of our common stock, including 200,000 shares of a selling shareholder. We and the selling shareholder also intend to grant an over-allotment option to the underwriters covering 375,000 shares and 30,000 shares, respectively. We intend to the use the proceeds of the offering for general corporate purposes, which may include potential acquisitions. The registration statement has not yet become effective, and we may not sell, nor may we accept offers to buy, the securities prior to the time the registration statement becomes effective.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Ti3, Inc.:

We have audited the accompanying balance sheet of Ti3, Inc. as of March 31, 2001, and the related statements of earnings, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ti3, Inc. as of March 31, 2001, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
                                          /s/ KPMG LLP
St. Louis, Missouri
June 8, 2001, except for note 10 which is as of July 2, 2001

                                   TI3, INC.

                                 BALANCE SHEET
                                 MARCH 31, 2001


ASSETS
Current assets:
  Cash......................................................    $  190,360
  Accounts receivable.......................................       507,285
  Other current assets......................................         1,447
                                                                ----------
     Total current assets...................................       699,092
Property and equipment, net.................................       207,006
Deferred tax assets, net....................................       299,222
Other assets................................................         3,457
                                                                ----------
     Total assets...........................................    $1,208,777
                                                                ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit............................................    $  150,000
  Accounts payable..........................................        46,308
  Accrued expenses and other current liabilities............       114,419
  Capital lease obligations.................................        15,679
  Deferred revenue..........................................        95,665
                                                                ----------
     Total current liabilities..............................       422,071
                                                                ----------
Stockholders' equity:
  Series A preferred stock, $0.01 par value, authorized
     500,000 shares; 299,998 shares issued and
     outstanding............................................     2,908,679
  Common stock, $0.01 par value, authorized 9,000,000
     shares; 699,927 shares issued and outstanding..........         6,999
  Additional paid-in capital................................       633,873
  Accumulated deficit.......................................    (2,762,845)
                                                                ----------
     Total stockholders' equity.............................       786,706
                                                                ----------
     Total liabilities and stockholders' equity.............    $1,208,777
                                                                ==========

                See accompanying notes to financial statements.

                                   TI3, INC.

                             STATEMENT OF EARNINGS
                           YEAR ENDED MARCH 31, 2001


Revenues....................................................    $3,608,367
Cost of revenues............................................     2,166,792
                                                                ----------
     Gross margin...........................................     1,441,575
                                                                ----------
Operating expenses:
  Selling and marketing.....................................       837,160
  General and administrative................................       411,572
                                                                ----------
     Total operating expenses...............................     1,248,732
                                                                ----------
     Operating income.......................................       192,843
Other expense--interest.....................................       (20,693)
                                                                ----------
     Earnings before income tax expense.....................       172,150
Income tax expense..........................................        69,689
                                                                ----------
     Net earnings...........................................    $  102,461
                                                                ==========

                See accompanying notes to financial statements.

                                   TI3, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY
                           YEAR ENDED MARCH 31, 2001

                                             SERIES A                 ADDITIONAL
                                            PREFERRED      COMMON      PAID-IN
   ACCUMULATED
                                              STOCK        STOCK       CAPITAL
     DEFICIT       TOTAL
                                            ----------    --------    ----------
   -----------    --------
BALANCE AT MARCH 31, 2000...............    $2,845,679     $6,999      $615,619
   $(2,802,306)   $665,991
Dividend on Series A preferred stock....        63,000         --            --
       (63,000)         --
Stock-based compensation................            --         --        18,254
            --      18,254
Net earnings............................            --         --            --
       102,461     102,461
                                            ----------     ------      --------
   -----------    --------
BALANCE AT MARCH 31, 2001...............    $2,908,679     $6,999      $633,873
   $(2,762,845)   $786,706
                                            ==========     ======      ========
   ===========    ========

                See accompanying notes to financial statements.

                                   TI3, INC.

                            STATEMENT OF CASH FLOWS
                           YEAR ENDED MARCH 31, 2001

Cash flows from operating activities:
  Net earnings..............................................    $102,461
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................     141,712
     Stock-based compensation expense.......................      18,254
     Loss on disposal of equipment..........................       4,405
     Deferred taxes.........................................      69,689
     Change in assets and liabilities:
       Accounts receivable..................................    (155,883)
       Other current assets.................................        (169)
       Other assets.........................................        (143)
       Accounts payable.....................................     (70,836)
       Accrued expenses and other current liabilities.......      19,123
       Deferred revenue.....................................     (60,569)
                                                                --------
            Net cash provided by operating activities.......      68,044
                                                                --------
Cash flows from investing activities -- capital
  expenditures..............................................    (120,714)
                                                                --------
Cash flows from financing activities:
  Net advances on line of credit............................     150,000
  Principal repayments on capital lease obligations.........     (58,977)
                                                                --------
            Net cash provided by financing activities.......      91,023
                                                                --------
            Net increase in cash............................      38,353
Cash, beginning of the year.................................     152,007
                                                                --------
Cash, end of the year.......................................    $190,360
                                                                ========

                See accompanying notes to financial statements.

                                   TI3, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2001

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a)  Description of Business

Ti3, Inc., is an application service provider based in Plano, Texas, that provides customized outsourcing solutions primarily for the staffing industry. Ti3 integrates interactive voice response, fax and Internet technologies into its application services. Ti3's primary application service allows employees to enter timecard information and managers to approve time sheets automatically using the telephone or Internet.

  (b)  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (c)  Revenue Recognition

Service revenue is recorded as the services are provided. Setup and development fees are recorded on a straight-line basis over the life of the contract.

  (d)  Property and Equipment

Property and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, ranging from 3 to 10 years. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the useful life of the asset or lease term.

  (e)  Income Taxes

The Company records income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

  (f)  Stock Option Plan

The Company records stock-based compensation over the vesting period for the difference between the market value of an award at the date of grant and the exercise price of the option if any. The Company provides pro forma net income for employee stock options as if the fair-value-based method of accounting had been applied.

  (g)  Concentrations

Four customers accounted for 82% of revenues for the year ended March 31, 2001. Total accounts receivable for the four largest customers at March 31, 2001 amounted to approximately $422,000, or 83%, of total accounts receivable outstanding.

                                   TI3, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The Company relied on two suppliers who represented 46% of the total supply of telephone services purchased in 2001. Total accounts payable for the two largest suppliers at March 31, 2001 amounted to approximately $39,000, or 84%, of total accounts payable outstanding.

(2)  CASH FLOW DISCLOSURES

The Company paid interest of approximately $21,000 during 2001. The Company paid no income taxes during 2001.

(3)  PROPERTY AND EQUIPMENT

Property and equipment consists of the following at March 31, 2001:

    Computer equipment..........................................  $ 393,079
    External software...........................................    103,035
    Office furniture and equipment..............................    107,393
    Leasehold improvements......................................     10,868
                                                                  ---------
                                                                    614,375
    Accumulated depreciation....................................   (407,369)
                                                                  ---------
         Property and equipment, net............................  $ 207,006
                                                                  =========

(4)  LINE OF CREDIT

On November 1, 2000, the Company entered into a $400,000 line of credit expiring in November of 2001. Outstanding borrowings, if any, will bear interest at prime (8.0% at March 31, 2001) plus 1.0%. The amount of unused availability on the line of credit totaled $250,000 at March 31, 2001. The line of credit includes a restrictive covenant with respect to the maintenance of minimum tangible net worth. The Company was in compliance with this covenant at March 31, 2001.

(5) LEASES

The Company is obligated under capital leases covering office equipment that expire at various dates in 2002. At March 31, 2001, the gross amounts of plant and equipment and related accumulated amortization recorded under capital leases were as follows:


    Equipment...................................................    $ 95,641
    Accumulated amortization....................................     (79,962)
                                                                    --------
         Total..................................................    $ 15,679
                                                                    ========

Future minimum capital lease payments as of March 31, 2001 are $15,679.

The Company has non-cancelable operating leases, primarily for office space, that expire through 2004 and provide for purchase or renewal options. Future minimum lease payments under non-cancelable operating

                                   TI3, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

leases, and minimum rental income under non-cancelable operating subleases, for office space, as of March 31, 2001 are as follows:

                                                                     LEASE
SUBLEASE
                                                                    PAYMENTS
INCOME
                                                                    --------
--------
    Year ending March 31:
      2002......................................................    $ 98,170
$23,016
      2003......................................................      98,910
23,016
      2004......................................................      31,052
 5,754
                                                                    --------
-------
           Total................................................    $228,132
$51,786
                                                                    ========
=======

Rent expense, net of sublease income of approximately $8,000, under operating leases totaled approximately $86,000 for the year ended March 31, 2001.

(6) INCOME TAXES

Income tax expense consists of the following:

                                                                    CURRENT
DEFERRED     TOTAL
                                                                    -------
--------    -------
    Federal.....................................................    $    --
$61,472     $61,472
    State.......................................................         --
8,217       8,217
                                                                    -------
-------     -------
                                                                    $    --
$69,689     $69,689
                                                                    =======
=======     =======

The actual income tax expense differs from the "expected" income tax expense, computed by applying the statutory U.S. Federal corporate income tax rate of 34% to earnings before income taxes, primarily from the inclusion of state income taxes in income tax expense and the nondeductibility of a portion of meals and entertainment and life insurance.

Deferred income taxes are recognized for future tax consequences of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consist of the following:

    Deferred tax assets:
      Deferred revenue..........................................    $  35,396
      Net operating loss carryforward...........................      436,806
                                                                    ---------
           Total gross deferred tax assets......................      472,202
                                                                    ---------
    Deferred tax liabilities:
      Accrual to cash adjustments...............................     (170,560)
      Property and equipment....................................       (2,420)
                                                                    ---------
           Total gross deferred tax liabilities.................     (172,980)
                                                                    ---------
           Net deferred tax assets..............................    $ 299,222
                                                                    =========

Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets. The net operating loss carryforward is approximately $1,156,000, of which approximately $334,000 expires in 2012, and $822,000 expires between 2018 and 2020.

                                   TI3, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(7) PREFERRED STOCK AND WARRANTS

In May of 1997, the Company authorized the issuance of 500,000 shares Series A Preferred Stock and issued 299,998 shares at $3.00 per share for an aggregate amount of $899,994. The preferred stock is convertible into common stock at the discretion of the holder. The shares are automatically converted if the Company makes an initial public offering and the gross proceeds of such offering exceed $10,000,000, or conversion of at least 50% of the outstanding shares of preferred stock occurs. No preferred stock has been converted as of March 31, 2001. Holders of the preferred stock are entitled to receive dividends at the rate of $0.21 per share per annum. Such dividends shall be cumulative from the issue date and shall be payable in shares of Series A Preferred Stock on conversion of Series A Preferred Stock into common stock and in cash upon the liquidation, dissolution or winding up of the Company. During 2001, the Company recorded a dividend of $63,000. The Series A Preferred Stock are voting and provide the holders with a priority position with respect to any class of the Company's stock in the event of dissolution. If the Company does not make a public offering by May 23, 2002, the holders of the preferred stock may redeem all, but not less than all, of their preferred stock at a fair value to be determined by the holders and the Company. At March 31, 2001, the Series A Preferred Stock is recorded at the estimated fair value as of that date.

In connection with the issuance of Series A Preferred Stock, the Company issued 48,000 common stock purchase warrants. The warrants allow the holder to purchase shares of common stock at an exercise price of $0.01 per share. The warrants vest 33 1/3% per year and expire May 23, 2002. The estimated fair value of these warrants at the date issued was $1.00 using the Black-Scholes option-pricing model. The fair value of these warrants at the date issued was recorded as a component of additional paid-in capital. As of March 31, 2001 no warrants had been exercised.

(8) STOCK OPTIONS

The Company has adopted an incentive stock option plan for employees that provides for the issuance of a maximum of 290,000 shares of common stock. Options vest 33 1/3% per year and expire 10 years after the date of the grant.

Activity under the plan for the year ended March 31, 2001 is as follows:


 AVERAGE
                                                                    SHARES
EXERCISE PRICE
                                                                    -------
--------------
    Outstanding at March 31, 2000...............................    149,000
  $2.83
    Granted during 2001.........................................     36,500
   4.40
                                                                    -------
  -----
    Outstanding at March 31, 2001...............................    185,500
  $3.14
                                                                    =======
  =====

The Company recorded approximately $18,000 in compensation cost for the year ended March 31, 2001. Had the Company determined compensation cost based on the fair value at the grant date for its stock options the Company's net income would have been reduced by approximately $71,000, based on the weighted average fair value of options granted of $2.71 per option.

The fair value of option grants for fiscal 2001 is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions (excluding a volatility

                                   TI3, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

assumption): risk-free interest rate of prime at the date of issuance; expected life of ten years; and no expected dividend yield.

                                             OPTIONS OUTSTANDING
     OPTIONS EXERCISABLE
                               -----------------------------------------------
 ---------------------------
                                            WEIGHTED AVERAGE
                                               REMAINING           WEIGHTED
                 WEIGHTED
                               NUMBER OF    CONTRACTUAL LIFE       AVERAGE
 NUMBER OF       AVERAGE
    RANGE OF EXERCISE PRICE     SHARES          (YEARS)         EXERCISE PRICE
  SHARES      EXERCISE PRICE
    -----------------------    ---------    ----------------    --------------
 ---------    --------------
    $1.00 -- 1.00.........       30,000           5.8               $1.00
   30,000         $1.00
     3.00 -- 4.40.........      155,500           7.9                3.55
   81,501          3.17
                                -------
  -------
                                185,500
  111,501
                                =======
  =======

(9)  RETIREMENT PLAN

Ti3 provides a 401(k) defined contribution plan (the Plan) that includes substantially all employees of the Company. The Plan allows participants to elect to defer up to 15% of their annual compensation. The Company does not match any of the participants' contributions.

(10)  SUBSEQUENT EVENT

On July 2, 2001, the Company completed a merger with a wholly-owned subsidiary of TALX Corporation pursuant to which TALX Corporation acquired all of the Company's outstanding shares of common and preferred stock. In return, Ti3 shareholders received approximately $50,000 in cash and 341,854 shares of TALX Corporation.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements have been derived from the application of pro forma adjustments to the historical financial statements of TALX Corporation and subsidiaries (TALX) and Ti3, Inc.
(Ti3). The unaudited pro forma combined balance sheet as of March 31, 2001, gives effect to the merger as if it occurred on March 31, 2001. The unaudited pro forma combined statement of operations for the year ended March 31, 2001, gives effect to the merger as if it had occurred on April 1, 2000. The unaudited pro forma combined financial statements should be read in conjunction with the financial statements of TALX and Ti3 which are included in this prospectus.

The pro forma adjustments are described in the notes to the unaudited pro forma combined financial statements and are based on available information and assumptions that management believes are reasonable. The unaudited pro forma combined financial statements do not purport to present the financial position or results of operations of TALX had the merger occurred on the date specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma combined financial statements do not reflect any adjustments for the benefits that management expects to realize in connection with the merger. No assurances can be made as to the amount or timing of the benefits, if any, that may be realized.

The merger will be accounted for using the purchase method of accounting. Under this method, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the merger, over the fair value of the assets acquired is classified as goodwill on the accompanying unaudited pro forma combined balance sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed are based upon a preliminary valuation and are subject to final valuation adjustments.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                              AS OF MARCH 31, 2001
                                 (IN THOUSANDS)

                                               HISTORICAL    HISTORICAL     PRO
FORMA        PRO FORMA
                                                  TALX          TI3
ADJUSTMENTS       COMBINED
                                               ----------    ----------
-----------       ---------
ASSETS
Current assets:
  Cash and cash equivalents.................    $ 5,167        $  190        $
612(4a)      $ 5,919

(50)(2)
  Short-term investments....................      4,558            --
 --            4,558
  Trade receivables, net....................      7,407           507
 --            7,914
  Inventories...............................        627            --
 --              627
  Work in progress, less progress
     billings...............................      2,905            --
 --            2,905
  Prepaid expenses and other current
     assets.................................      2,313             2
 --            2,315
  Deferred tax assets, net..................        159            --
 --              159
                                                -------        ------
-------          -------
     Total current assets...................     23,136           699
562           24,397
Property and equipment, net.................      5,160           207
 --            5,367
Capitalized software development costs,
  net.......................................      4,007            --
 --            4,007
Deferred tax assets, net....................         --           299
 --              299
Goodwill....................................         --            --
10,401(2)        10,401
Other assets................................      1,692             4
 --            1,696
                                                -------        ------
-------          -------
                                                $33,995        $1,209
$10,963          $46,167
                                                =======        ======
=======          =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit............................    $    --        $  150        $
 --          $   150
  Accounts payable..........................        495            46
 --              541
  Accrued expenses and other liabilities....      4,670           114
 --            4,784
  Dividends payable.........................        282            --
 --              282
  Income taxes payable......................         24            --
 --               24
  Progress billings in excess of work in
     progress...............................        403            --
 --              403
  Capital lease obligations.................         --            16
 --               16
  Deferred revenue..........................        875            96
 --              971
                                                -------        ------
-------          -------
     Total current liabilities..............      6,749           422
 --            7,171
Deferred tax liabilities, net...............      1,101            --
 --            1,101
                                                -------        ------
-------          -------
     Total liabilities......................      7,850           422
 --            8,272
                                                -------        ------
-------          -------
Commitments and contingencies
Stockholders' equity:
  Preferred stock...........................         --         2,909
(2,909)(4b)          --
  Common stock..............................         94             7
  2(4a)           97

  3(3)

 (9)(4b)
  Additional paid-in capital................     34,288           634
610(4a)       46,035

11,747(3)

(1,244)(4b)
  Accumulated deficit.......................     (8,205)       (2,763)
2,763(4b)       (8,205)
  Accumulated other comprehensive income:
                  --
  Unrealized gain on securities classified
     as available for sale, net of tax......         35            --
 --               35
  Treasury stock, at cost...................        (67)           --
 --              (67)
                                                -------        ------
-------          -------
     Total stockholders' equity.............     26,145           787
10,963           37,895
                                                -------        ------
-------          -------
                                                $33,995        $1,209
$10,963          $46,167
                                                =======        ======
=======          =======

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 2001
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

                                                                HISTORICAL
HISTORICAL    PRO FORMA
                                                                   TALX
TI3        COMBINED
                                                                ----------
----------    ---------
Revenues:
  The Work Number services..................................    $  19,094      $
   --      $  19,094
  Human resource and benefits application services..........       10,694
3,608         14,302
  Customer premises systems.................................        6,882
   --          6,882
  Maintenance and support...................................        4,417
   --          4,417
                                                                ---------
-------      ---------
       Total revenues.......................................       41,087
3,608         44,695
Cost of revenues:
  The Work Number services..................................        6,179
   --          6,179
  Human resource and benefits application services..........        6,956
2,166          9,122
  Customer premises systems.................................        5,790
   --          5,790
  Maintenance and support...................................        1,275
   --          1,275
                                                                ---------
-------      ---------
       Total cost of revenues...............................       20,200
2,166         22,366
                                                                ---------
-------      ---------
       Gross margin.........................................       20,887
1,442         22,329
Operating expenses:
  Selling and marketing.....................................        8,542
  837          9,379
  General and administrative................................        5,609
  412          6,021
                                                                ---------
-------      ---------
       Total operating expenses.............................       14,151
1,249         15,400
                                                                ---------
-------      ---------
       Operating income.....................................        6,736
  193          6,929
Operating income (expense), net:
  Interest income...........................................          539
   --            539
  Interest expense..........................................           --
  (21)           (21)
  Other, net................................................           23
   --             23
                                                                ---------
-------      ---------
       Total other income (expense), net....................          562
  (21)           541
                                                                ---------
-------      ---------
       Earnings from continuing operations before income tax
          expense...........................................        7,298
  172          7,470
Income tax expense..........................................        2,990
   70          3,060
                                                                ---------
-------      ---------
       Earnings from continuing operations..................    $   4,308      $
  102      $   4,410(5)
                                                                =========
=======      =========
Earnings per common share:
  Basic.....................................................    $    0.46
           $    0.46
  Diluted...................................................    $    0.45
           $    0.44
Shares used in computation of earnings per common share:
  Basic.....................................................    9,323,571
           9,665,425(6)
  Diluted...................................................    9,570,156
           9,912,010(6)

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

The unaudited pro forma combined balance sheet as of March 31, 2001, gives effect to the merger as if it had occurred on March 31, 2001. The unaudited pro forma combined statement of operations for the year ended March 31, 2001 gives effect to the merger as if it had occurred on April 1, 2000. These statements are prepared on the basis of accounting for the merger as a purchase business combination.

NOTE 2.  PURCHASE PRICE AND PURCHASE PRICE ALLOCATION

At closing, TALX paid the Ti3 shareholders approximately $50,000 in cash and issued to them 341,854 shares of TALX common stock for an aggregate value of $11.8 million based on a recent average trading price for TALX common stock. For this purpose, the TALX shares were valued at $34.37 which was the weighted average per share trading price of every transaction of TALX common stock over the course of the ten consecutive full trading days ending with the full trading day immediately preceding the closing date.

The merger will be accounted for as a purchase of Ti3 by TALX. The merger will therefore result in an allocation of purchase price to the tangible and intangible assets of Ti3. This allocation reflects an estimate of the fair value of assets to be acquired by TALX based upon available information. This allocation will be adjusted based on the final purchase price and the final determination of asset values.

The purchase price of $11,800,000 was allocated to the fair value of the net assets acquired and to goodwill as follows (in thousands):

    Cash and cash equivalents...................................    $   802
    Trade receivables...........................................        507
    Property and equipment......................................        207
    Other assets................................................        305
    Line of credit..............................................       (150)
    Other liabilities...........................................       (272)
    Goodwill....................................................     10,401
                                                                    -------
         Aggregate purchase price...............................    $11,800
                                                                    =======

In addition to the initial payment of $11,800,000, TALX may also pay additional consideration 12 months following the closing of the acquisition, as described in note 3.

NOTE 3.  TALX STOCK ISSUED

The pro forma adjustments reflect Ti3 stock exchanged for approximately $50,000 in cash and 341,854 shares of TALX stock, with a par value of $0.01. In addition, under the merger agreement, TALX is required to pay to the Ti3 shareholders in TALX common stock or in cash, at TALX's discretion, an earn-out payment based on a specified formula relating to the 12 month period following the closing, as well as 75% of the actual amount of the tax loss carry-forward utilized by TALX during the earn-out period, subject to certain limitations. The pro forma combined financial statements do not reflect any adjustments for these possible additional stock issuances or cash payments. Should those shares or amounts be paid, they would be reflected in future statements.

NOTE 4.  OTHER PRO FORMA ADJUSTMENTS

a) The pro forma adjustments reflect the exercise of Ti3 stock options prior to closing.

b) The pro forma adjustments reflect the elimination of Ti3's historical common stock, preferred stock, and accumulated deficit as of March 31, 2001.

NOTE 5.  EARNINGS FROM CONTINUING OPERATIONS

The Financial Accounting Standards Board has adopted Statement No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). This statement changes the accounting for goodwill from an amortization method to an impairment-only approach. In accordance with the transition rules under SFAS 142, TALX will adopt this statement as of April 1, 2001 with respect to the Ti3 merger. Accordingly, no amortization of goodwill is reflected in the unaudited pro forma combined financial statements.

NOTE 6.  SHARES USED IN COMPUTATION OF EARNINGS PER SHARE

In calculating shares used in computation of earnings per share, TALX has excluded any additional shares that may be issued based upon the performance of Ti3 in the twelve months following the acquisition and utilization of Ti3's tax-loss carry-forwards during such period.

--------------------------------------------------------------------------------

                                  [TALX LOGO]

                                TALX CORPORATION


                                2,700,000 SHARES


                                  COMMON STOCK

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                                         , 2001

                               CIBC WORLD MARKETS
                          ADAMS, HARKNESS & HILL, INC.
                             ROBERT W. BAIRD & CO.
                           A.G. EDWARDS & SONS, INC.
                           STIFEL, NICOLAUS & COMPANY
                                  INCORPORATED

--------------------------------------------------------------------------------
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by the Registrant in connection with the sale and distribution of the shares registered hereby:


   SEC registration fee........................................  $ 23,991
   Accounting fees and expenses................................   150,000
   Legal fees and expenses.....................................   300,000
   Printing and engraving expense..............................   150,000
   NASD filing fee.............................................    10,238
   Nasdaq National Market listing fee..........................    30,000
   Miscellaneous expenses......................................    85,771
                                                                 --------
             Total.............................................  $750,000
                                                                 ========


---------------

* To be provided by amendment

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any action, suit or proceeding other than an action by or in the right of the corporation, against expenses (including attorney's fees), judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Section 351.355(2) provides that the corporation may indemnify any such person in any action or suit by or in the right of the corporation against expenses (including attorneys' fees) and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless authorized by the court.
Section 351.355(3) provides that a corporation shall indemnify any such person against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any by-law or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Our Restated Articles of Incorporation as Exhibit 3.1 to this Registration Statement contain provisions indemnifying our directors and officers to the extent authorized specifically by Sections 351.355(1), (2), (3) and (7).

The form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement provides for the mutual indemnification of the Registrant and any underwriters, their respective controlling persons, directors, and certain of their officers, against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS.

See Exhibit Index.

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned issuer hereby undertakes:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on July 31, 2001.

                                          TALX Corporation

                                          By: /s/ CRAIG N. COHEN
                                            ------------------------------------
                                              Craig N. Cohen,
                                              Vice President -- Application
                                              Services and Software, Chief
                                              Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                     TITLE
            DATE
                  ---------                                     -----
            ----
/s/ WILLIAM W. CANFIELD*                        Chairman, President, Chief
Executive     July 31, 2001
---------------------------------------------   Officer and Director (Principal
William W. Canfield                             Executive Officer)

/s/ RICHARD F. FORD*                            Director
        July 31, 2001
---------------------------------------------
Richard F. Ford

/s/ CRAIG E. LABARGE*                           Director
        July 31, 2001
---------------------------------------------
Craig E. LaBarge

/s/ EUGENE M. TOOMBS*                           Director
        July 31, 2001
---------------------------------------------
Eugene M. Toombs

/s/ M. STEVE YOAKUM*                            Director
        July 31, 2001
---------------------------------------------
M. Steve Yoakum

/s/ CRAIG N. COHEN                              Vice President -- Application
Services   July 31, 2001
---------------------------------------------   and Software, Chief Financial
Officer
Craig N. Cohen                                  and Secretary (Principal
Financial
                                                Officer)

/s/ L. KEITH GRAVES*                            Managing Director of Finance and
        July 31, 2001
---------------------------------------------   Controller (Principal Accounting
L. Keith Graves                                 Officer)

*By: /s/ CRAIG N. COHEN
--------------------------------------------
     Craig N. Cohen
     Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER     DESCRIPTION
-------    -----------
 1.1       Form of Underwriting Agreement by and among TALX Corporation and CIBC World Markets Corp., Adams Harkness & Hill, Inc.,
           Robert W. Baird & Co. Incorporated, A.G. Edwards & Sons,
           Inc., and Stifel, Nicolaus & Company, Incorporated as the
           several underwriters.
 2.1       Agreement and Plan of Merger dated as of June 21, 2001 by
           and among TALX Corporation, TALXSUB I, Inc., and Ti3, Inc.
           and the Shareholders of Ti3, Inc., incorporated by reference to Exhibit No. 2.1 to our Annual Report on Form 10-K for the
           year ended March 31, 2001 (File No. 000-21465)+
 3.1       Restated Articles of Incorporation of TALX Corporation, as
           amended, incorporated by reference to Exhibit 3.1 to our
           Annual Report on Form 10-K for the year ended March 31, 1997
           (File No. 000-21465)
 3.2       Bylaws of TALX Corporation, incorporated by reference to
           Exhibit 3.3 to our Registration Statement on Form S-1 (File
           No. 333-10969)
 5.1       Opinion of Bryan Cave LLP regarding the validity of the
           Common Stock
10.1       Form of Warrant to Purchase Common Stock dated as of May 7,
           1999 issued by TALX Corporation to AGE Investments, Inc.
23.1       Consent of KPMG LLP
23.2       Consent of Bryan Cave LLP (included in Exhibit 5.1)
24.1*      Power of Attorney


---------------


* Previously filed.


+ The registrant hereby undertakes to supplementally furnish a copy of any omitted schedules to the Securities and Exchange Commission upon request.